Exhibit 99.1

3959 N. Lincoln Ave. Chicago, IL 60613 (773) 832-3088 www.corusbank.com	NEWS RELEASE

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
July 28, 2008	Tim Taylor
Chief Financial Officer
(773) 832-3470
E-mail: ttaylor@corusbank.com
CORUS BANKSHARES REPORTS
SECOND QUARTER RESULTS
Chicago, Illinois — Corus Bankshares, Inc. (NASDAQ: CORS) reported a net loss for the 2008 second quarter of $16.2 million, or $0.30 per diluted share, down from net income of $42.4 million, or $0.74 per diluted share, in the second quarter of 2007. The year-to-date 2008 results were a net loss of $11.7 million, or $0.21 per diluted share compared to net income of $68.8 million, or $1.20 per diluted share in 2007.
“Unfortunately, 2008 continues to be a very difficult year for many financial institutions, including Corus. The primary source of the current market difficulties stems from one of the worst housing slumps this country has experienced. The effects from this downturn have rippled through many parts of the economy, adversely impacting credit markets (including mortgage availability for home buyers) and are clearly placing a drag on consumer confidence and the broader economy. The combination of these forces, coupled with Corus’ focus on condominium construction lending, have led to significant increases in nonaccrual loans, loan loss provisions, and, as a result, significant declines in our reported earnings — with the current quarter’s net loss being the first quarterly loss ever reported by Corus. Our stock price has also suffered tremendously as a result. Unfortunately, we anticipate these difficulties will persist for some time,” said Robert J. Glickman, President and Chief Executive Officer.
Capital & Liquidity Planning
Glickman continued, “While the current environment is quite unpleasant, it is not at all unexpected. We have always recognized that a severe downturn in the residential real estate markets was a possible, if not likely, occurrence. We have always expressly provided for the possibility of such a downturn, and the associated nonaccrual loans and provisions for credit losses, in our corporate planning. In fact, this possibility is precisely the reason Corus has maintained such unusually strong capital and liquidity levels for so many years now. While in years gone by some may have questioned the Company’s need for such a fortress-like balance sheet, it is now clear that our advance building of capital and liquidity were the right moves.

As of June 30, 2008, Corus Bank’s capital (essentially bank equity plus loan loss reserves) totaled over $1.0 billion, substantially greater than the regulatory requirement of $700 million for the Bank to be categorized as “well-capitalized” (the highest rating possible). In addition, as of June 30, 2008 the holding company had cash of $200 million, all of which was unpledged and available for any corporate use. So, we have two levels of capital cushion to protect the Bank from unforeseen losses. We have further fortified our Company’s safety by maintaining very high levels of liquid investments at the Bank. As of June 30, 2008, the Bank had $4.3 billion of high-grade short-term investments, virtually none of which were pledged as collateral for any borrowings of the Bank or in any way encumbered, and are therefore fully available for any liquidity needs.”
Loan Loss Reserves & Nonaccrual Loans
“The Company has bolstered its loan loss reserves substantially during 2008, adding over $58 million during the second quarter alone and bringing our allowance for loan losses to $145 million. Corus’ reserve for loan losses (the allowance plus the associated liability for credit commitments) totaled $153 million at June 30, 2008, essentially double the $77 million level at December 31, 2007.
Credit quality issues, the driver behind the Company’s moves to increase its loan loss reserves, resulted in substantial increases in nonperforming loans, with nonaccrual commercial real estate loans growing to $830 million at June 30, 2008, up from $420 million at March 31, 2008 and $201 million at June 30, 2007. Interest income not recorded on nonaccrual loans, what is known as foregone interest income, during the second quarter of 2008 totaled $15 million. It is important to note that this interest is still owed by the borrowers; that is, it has not been forgiven by Corus. Rather, as a measure of conservatism and in compliance with GAAP, Corus does not accrue interest income on loans where full collection of principal and interest is not reasonably expected. Only time will tell how much of that foregone interest income will truly be lost.
At this juncture, it seems appropriate for us to make a few comments regarding the relationship between nonaccrual loans, the allowance for loan losses and capital. Over the years, we have seen commentaries suggesting various methods of comparing these amounts, with the implication that these ‘shortcuts’ can somehow indicate, among other things, whether a bank has sufficient loan loss reserves. These commentaries seem to have two main themes: 1) that the allowance for loan losses should be, in effect, at or above 100% of nonaccrual loan balances, and/or 2) that nonaccrual loans at some certain elevated percentage of loans or a bank’s capital is indicative of a problem. While we certainly understand the reason for these attempted simplifications, the one-size-fits-all inherent in these approaches can be more misleading than helpful, and we believe misplaced relative to Corus’ loan portfolio. Some background on how we determine our reserve for loan losses and how we underwrite loans may be helpful in demonstrating why.

Each quarter we perform a comprehensive analysis to determine the appropriate level for the allowance. This assessment includes a detailed loan-by-loan analysis of the collateral supporting our more concerning loans, a process that encompasses all of our nonaccrual loans. For those nonaccrual loans where the collateral value is estimated to be less than our loan exposure, we either record a charge-off or establish a specific reserve in an equal amount to that shortfall. As of June 30, 2008, we had $59 million of specific reserves in the allowance against nonaccrual loans (in addition to $36 million of charge-offs we have already recorded against these nonaccrual loans). Beyond these specific reserves, Corus also holds an additional $85 million of general (including unallocated) reserves against the Company’s accrual and performing loans.
With regard to lending strategy, most banks have a broad spectrum of lending businesses, with many banks having loans that cover the continuum: from unsecured loans, to loans that will likely have a high loss rate should the loan default (e.g., restaurant loans, business inventory loans, home equity loans, credit card loans, etc.), to well-secured loans. Corus is different. The vast majority of Corus’ loans are to finance the construction of brand new, high-end buildings (whether condominium, office, etc.), that are predominantly located in major metropolitan markets. The overwhelming majority of these projects involve outside parties investing substantial sums of money, with equity and non-Corus mezzanine lenders financing around 25% of the project’s cost (an investment percentage that has been significantly higher for 2008 originations to date).
As an example, for a project with a total cost of $200 million, this would mean equity and mezzanine investors would invest $50 million. Corus’ first mortgage would therefore be $150 million, and would typically only begin to fund after the loan sponsor’s have invested their entire $50 million (further, first mortgage loans must generally be paid off before mezzanine loans or equity investors receive any material proceeds). When loan sponsors undertake projects of these sorts, they are doing so based on a projection that they will have created a building that is worth something appreciably more than their cost, typically 20% to 30% over cost. It is important to understand that these valuation projections are not idle assessments of value; they are being made by the equity and mezzanine lenders — investors who are, in this example, putting $50 million of their money at risk if they are wrong (and would generally be wiped out before Corus would even take a loss on its first mortgage).
Continuing with the above example, the estimated as-completed net value of the project (net of costs to sell, including brokerage commissions) could therefore, in this generalized loan situation, range from $240 to $260 million. Using the $250 million midpoint implies that the project would have to fall in value by 40% from the originally estimated value, $250 million to $150 million (a $100 million decline), for Corus’ first mortgage to suffer a loss. The upshot of the economics of our loan transactions is that property values can fall significantly before Corus’ first mortgage loans are typically at risk of loss.

It is clear that residential property values in many parts of the U.S. have declined, and substantially so in certain markets. With that said, and as illustrated above, even a substantial fall in the value of the collateral does not necessarily mean Corus is going to take a loss on a first mortgage loan. This essentially gets to the reason that our reserve for loan losses is not 100% of the loan amount, even for our troubled loans. In order to believe that Corus’ loan loss reserve should be 100% of any problem loan means one would also have to believe that the collateral value is $0 — neither a likely nor logical conclusion. This same insight also sheds light on the shortcomings of a simplistic comparison of nonperforming loans to total loans and, even more so, to a bank’s capital (essentially shareholders’ equity plus allowance for loan losses).
So the point is that we carefully scrutinize the current collateral value backing each loan, and if the current collateral value is not equal to or greater than our loan exposure, then we would either charge-off the collateral deficiency amount or specifically reserve for this deficiency in our loan loss reserves. We strongly believe that our loan loss reserves are adequate and are, while it may go without saying, estimated in accordance with all appropriate rules and regulations of GAAP and regulatory guidance.”
Deposits
“While the dramatic increase in deposit competition that began during the latter half of 2007 has declined somewhat, deposit costs (which we measure as a spread relative to U.S. Treasuries) are still at some of the highest levels in the Company’s history. The increased deposit costs are, to some meaningful degree, another manifestation of the overall liquidity crunch in the credit markets. While the current crisis will eventually abate, bringing lower market spreads, it is impossible to predict how long that will take to occur. While on the topic of deposits, a few additional items are worth noting. As with all banks insured by the Federal Deposit Insurance Corporation (“FDIC”), Corus depositors are protected against the loss of their insured deposits by the FDIC. As another reflection of the Company’s various efforts to mitigate risk, Corus has spent many years building a nationally distributed deposit base, with an express focus on attracting and retaining lower-balance depositors. Those efforts have yielded a nationally diversified depositor base of more than 175,000 accounts, with an average account balance of less than $50,000.”
Loan Originations
“In spite of the difficult market conditions,” Glickman continued, “Corus successfully originated $1.2 billion of new loans during the first half of 2008. Given the growth in problem loans in our existing portfolio, and with the potential for a near-term recession, we are mindful to approach new business with a cautious, even pessimistic, view of the markets. We are therefore being very demanding on new credits, and looking for extremely large equity investments. We feel very good about the credit quality and profitability of this new business. To provide some perspective, originations in 2007 had an average loan-to-cost ratio of 75%. However, loans originated in the first half of 2008 had an average loan-to-cost ratio of 66%, materially lower than last year. Loans on our pending report have an average loan-to-cost ratio of 52%.

We are also pleased to report that nearly half of the 2008 originations were in the office sector. We are seeing new opportunities in the office, apartment, and hotel markets as a result of the upheaval in financial markets. We expect to see a considerable portion of our near-term originations in these three non-condominium sectors as well. We are pleased to create diversification in our loan portfolio by property type.”
SUMMARY
Glickman concluded, “While the current economic downturn, and the difficulties it presents for the Company, is unpleasant, it needs to be viewed in the context of the years leading up to now, when we had very high profits. Our business is cyclical, and needs to be understood and evaluated in that way. As expressed in the past, Corus continues to believe that the measure of any company’s success must be made over an entire business cycle, and not by looking at just good or bad years in isolation from one another. Our main focus at this time is to manage our business safely during this tremendous downturn and to be poised to take advantage of any market opportunities which may arise. We are not contemplating any major changes in our business model.
I remain confident in our business model and fully expect Corus to be able to absorb any losses that may occur; even if the housing crisis deepens further and/or extends into 2009 or beyond before there is meaningful recovery. We continue to have a strong capital position, strong liquidity, and an excellent management team. I am confident that we can weather this storm.”
Corus Bankshares, Inc. (“Corus” or the “Company”) is a bank holding company headquartered in Chicago, Illinois. Corus conducts its banking operations through its wholly-owned banking subsidiary Corus Bank, N.A. (the “Bank”). The Bank is an active construction lender nationwide, specializing in condominium construction loans and also provides construction financing for office, hotel, and apartment projects. Its outstanding commercial real estate loans and unfunded construction commitments total approximately $7.6 billion. Corus’ common stock trades on the NASDAQ Global Select Market tier of The NASDAQ Stock Market under the symbol: CORS.

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TABLE OF CONTENTS

Summary Financial Data	1

Condensed Consolidated Balance Sheets	2

Condensed Consolidated Statements of Income	3

Average Balance Sheets and Net Interest Margin	4

Net Interest Income and Net Interest Margin	6

Noninterest Income	9

Noninterest Expense	10

Income Tax Expense	12

Bank Investment Portfolio	12

Equity Security Portfolio	14

Loan Portfolio	14

Allowance for Credit Losses	25

Asset Quality	30

Potential Problem Loans	40

Other Assets	41

Deposits	42

Subordinated Debentures relating to Trust Preferred Securities	43

Other Borrowings	44

Liquidity and Capital Resources	45

Capital	46

Share Repurchase Program	49

Forward-Looking Statements	50

Summary Financial Data (Unaudited)

(In thousands, except per-share data)	2008	2007	2006
For the Three Months Ended June 30:
Net income/(loss)	$(16,184)	$42,407	$47,761
Diluted earnings/(loss) per share	(0.30)	0.74	0.82
Average earning assets	8,890,409	9,552,933	9,279,525
Net interest income (fully taxable equivalent)	25,541	78,192	85,946
Noninterest income (without securities gains/losses)	3,089	3,405	3,773
Net operating revenue (1)	28,630	81,597	89,719
Cash dividends declared per common share (2)	—	1.25	0.20
Net interest margin (fully taxable equivalent)	1.16%	3.27%	3.70%
Return on average equity	(8.4)%	19.8%	25.9%
Return on average assets	(0.7)%	1.8%	2.0%
Efficiency ratio (3)	37.7%	20.7%	18.3%

For the Six Months Ended June 30:
Net income/(loss)	$(11,676)	$68,796	$91,150
Diluted earnings/(loss) per share	(0.21)	1.20	1.57
Average earning assets	8,887,639	9,652,139	8,985,115
Net interest income (fully taxable equivalent)	72,915	153,664	170,173
Noninterest income (without securities gains/losses)	6,519	7,144	7,522
Net operating revenue (1)	79,434	160,808	177,695
Cash dividends declared per common share (2)	0.25	1.50	0.40
Net interest margin (fully taxable equivalent)	1.65%	3.18%	3.79%
Return on average equity	(3.0)%	16.1%	25.3%
Return on average assets	(0.3)%	1.4%	2.0%
Efficiency ratio (3)	37.8%	21.5%	18.9%

Capital Ratios at June 30:
Tier 1 risk-based capital (Tier 1 capital to risk-adjusted assets)	13.8%	14.0%	12.1%
Total risk-based capital (Tier 1+Tier 2 capital to risk-adjusted assets)	17.1%	17.1%	14.9%
Common equity to total assets	8.11%	8.60%	7.96%

Common Stock Data at June 30:
Market price per common share	$4.16	$17.26	$26.18
Common shareholders’ equity per share	13.60	14.55	13.62
Shares outstanding at end of period	53,711	56,794	55,979

(1)	Fully taxable equivalent net interest income plus noninterest income, excluding securities gains/(losses).

(2)	As announced on April 29, 2008, the Company eliminated the quarterly cash dividend, beginning in the second quarter of 2008. The 2007 amount includes $1.00 per common share special cash dividend declared on June 21, 2007.

(3)	Noninterest expense divided by net operating revenue.

Condensed Consolidated Balance Sheets (Unaudited)

	June 30	December 31	June 30
(Dollars in thousands)	2008	2007	2007

Assets
Cash and due from banks — noninterest-bearing	$78,070	$76,707	$118,814
Federal funds sold	228,000	586,500	264,200

Cash and Cash Equivalents	306,070	663,207	383,014
Time deposits with banks	2,550,000	—	—
Securities:
Available-for-sale, at fair value
U.S. Government agencies	1,469,098	3,618,265	4,928,975
Equity securities	—	135,981	183,864
Other securities	3,973	4,492	10,142

Total Securities	1,473,071	3,758,738	5,122,981
Loans, net of unearned income	4,645,679	4,409,387	4,008,657
Less: Allowance for loan losses	144,989	70,992	47,783

Loans, net	4,500,690	4,338,395	3,960,874
Accrued interest receivable	33,638	34,550	37,687
Premises and equipment, net	33,163	26,875	26,906
Other real estate owned	24,824	36,951	40,387
Other assets	89,004	67,861	33,165
Goodwill, net of accumulated amortization	—	—	4,523

Total Assets	$9,010,460	$8,926,577	$9,609,537

Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$239,239	$254,477	$281,707
Interest-bearing	7,555,858	7,365,205	7,923,922

Total Deposits	7,795,097	7,619,682	8,205,629
Subordinated debentures relating to Trust Preferred Securities	404,647	404,647	404,647
Other borrowings	32,882	54,945	52,050
Accrued interest payable	13,866	17,257	18,835
Dividends payable	—	13,761	70,992
Other liabilities	33,542	26,888	30,823

Total Liabilities	8,280,034	8,137,180	8,782,976
Shareholders’ Equity:
Common stock, surplus, and retained earnings	730,415	768,984	776,799
Accumulated other comprehensive income	11	20,413	49,762

Total Shareholders’ Equity	730,426	789,397	826,561

Total Liabilities and Shareholders’ Equity	$9,010,460	$8,926,577	$9,609,537

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
(In thousands, except per-share data)	2008	2007	2008	2007
Interest, Points and Fees, and Dividend Income:
Interest, points and fees on loans	$80,421	$114,195	$181,398	$227,911
Federal funds sold	2,392	3,804	6,199	9,082
Time deposits with banks	9,876	—	10,132	—
Securities:
Interest	19,043	67,118	56,499	132,988
Dividends	140	1,659	1,320	3,316

Total Interest, Points and Fees, and Dividend Income	111,872	186,776	255,548	373,297

Interest Expense:
Deposits	80,719	100,434	169,605	203,813
Subordinated debentures relating to Trust Preferred Securities	5,224	7,489	12,291	14,886
Other borrowings	449	1,296	1,250	2,201

Total Interest Expense	86,392	109,219	183,146	220,900

Net Interest Income	25,480	77,557	72,402	152,397
Provision for credit losses	58,500	12,000	95,300	17,500

Net Interest Income/(Loss) after Provision for Credit Losses	(33,020)	65,557	(22,898)	134,897

Noninterest Income:
Securities gains/(losses), net	15,130	13,025	26,108	(2,228)
Service charges on deposit accounts	2,222	2,462	4,708	5,201
Other income	867	943	1,811	1,943

Total Noninterest Income	18,219	16,430	32,627	4,916

Noninterest Expense:
Employee compensation and benefits	2,457	11,005	11,503	22,035
Other real estate owned and protective advances	707	627	4,058	1,638
Insurance — FDIC	1,583	266	3,177	526
Net occupancy	1,317	1,063	2,575	2,208
Depreciation — furniture and equipment	482	485	923	946
Data processing	451	591	921	1,201
Other expenses	3,794	2,836	6,879	6,032

Total Noninterest Expense	10,791	16,873	30,036	34,586

Income/(Loss) Before Income Taxes	(25,592)	65,114	(20,307)	105,227
Income tax expense/(benefit)	(9,408)	22,707	(8,631)	36,431

Net Income/(Loss)	$(16,184)	$42,407	$(11,676)	$68,796

Net Income/(Loss) Per Common Share:
Basic	$(0.30)	$0.75	$(0.21)	$1.22
Diluted	$(0.30)	$0.74	$(0.21)	$1.20
Weighted Average Common and Common Equivalent Shares Outstanding	54,623	57,630	54,817	57,517

Average Balance Sheets and Net Interest Margin (Unaudited)

	Three Months Ended June 30
	2008			2007
		Interest,			Interest,
	Average	Points & Fees,	Yield/	Average	Points & Fees,	Yield/
(Dollars in thousands)	Balance	and Dividends	Cost	Balance	and Dividends	Cost
Assets
Earning Assets:
Liquidity management assets (1)	$4,300,757	$31,319	2.93%	$5,435,738	$70,930	5.22%
Equity securities (2)	21,037	193	3.69%	200,223	2,285	4.56%
Loans, net of unearned income	3,813,658	80,333	8.47%	3,709,943	112,766	12.16%
Nonaccrual loans	754,957	88	0.05%	207,029	1,430	2.76%

Total earning assets	8,890,409	111,933	5.06%	9,552,933	187,411	7.85%
Noninterest-earning assets:
Cash and due from banks — noninterest-bearing	110,193			72,205
Allowance for loan losses	(88,117)			(45,465)
Premises and equipment, net	31,171			27,132
Other real estate owned	34,442			9,052
Other assets	94,381			62,415

Total Assets	$9,072,479			$9,678,272

Liabilities and Shareholders’ Equity
Deposits — interest-bearing:
Retail certificates of deposit	$5,273,809	$62,012	4.73%	$5,705,613	$75,811	5.31%
Money market deposits	1,742,489	16,124	3.72%	1,664,838	19,343	4.65%
NOW deposits	251,582	1,272	2.03%	271,961	1,590	2.34%
Brokered certificates of deposit	160,059	1,161	2.92%	243,174	3,533	5.81%
Savings deposits	121,032	150	0.50%	126,018	157	0.50%

Total interest-bearing deposits	7,548,971	80,719	4.30%	8,011,604	100,434	5.01%
Subordinated debentures relating to Trust Preferred Securities	404,647	5,224	5.19%	384,934	7,489	7.78%
Other borrowings (3)	40,870	449	4.42%	71,626	1,296	7.24%

Total interest-bearing liabilities	7,994,488	86,392	4.35%	8,468,164	109,219	5.16%
Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing deposits	259,342			271,995
Other liabilities	48,755			80,548
Shareholders’ Equity	769,894			857,565

Total Liabilities and Shareholders’ Equity	$9,072,479			$9,678,272

Earning assets	$8,890,409	$111,933	5.06%	$9,552,933	$187,411	7.85%
Interest-bearing liabilities	$7,994,488	86,392	4.35%	$8,468,164	109,219	5.16%

Net interest spread		$25,541	0.71%		$78,192	2.69%

Net interest margin			1.16%			3.27%

Tax equivalent adjustments are based on a Federal income tax rate of 35%.

(1)	Liquidity management assets primarily include time deposits with banks, U.S. Government agency securities, and federal funds sold.

(2)	Dividends on the equity securities portfolio include a tax equivalent adjustment of $53,000 and $625,000 for 2008 and 2007, respectively.

(3)	Other borrowings may include federal funds purchased.

Average Balance Sheets and Net Interest Margin (Unaudited)

	Six Months Ended June 30
	2008			2007
		Interest,			Interest,
	Average	Points & Fees,	Yield/	Average	Points & Fees,	Yield/
(Dollars in thousands)	Balance	and Dividends	Cost	Balance	and Dividends	Cost
Assets
Earning Assets:
Liquidity management assets (1)	$4,249,648	$72,846	3.45%	$5,466,766	$142,085	5.20%
Equity securities (2)	63,360	1,817	5.77%	206,337	4,566	4.43%
Loans, net of unearned income	3,983,945	180,896	9.13%	3,808,033	225,343	11.84%
Nonaccrual loans	590,686	502	0.17%	171,003	2,570	3.01%

Total earning assets	8,887,639	256,061	5.79%	9,652,139	374,564	7.76%
Noninterest-earning assets:
Cash and due from banks — noninterest-bearing	107,215			79,397
Allowance for loan losses	(79,641)			(45,458)
Premises and equipment, net	29,254			27,236
Other real estate owned	37,805			8,747
Other assets	91,276			65,253

Total Assets	$9,073,548			$9,787,314

Liabilities and Shareholders’ Equity
Deposits — interest-bearing:
Retail certificates of deposit	$5,351,790	$130,808	4.92%	$5,792,752	$153,034	5.28%
Money market deposits	1,632,505	32,305	3.98%	1,680,690	39,751	4.73%
NOW deposits	251,618	2,704	2.16%	276,255	3,328	2.41%
Brokered certificates of deposit	179,030	3,486	3.92%	256,088	7,387	5.77%
Savings deposits	121,529	302	0.50%	127,457	313	0.49%

Total interest-bearing deposits	7,536,472	169,605	4.53%	8,133,242	203,813	5.01%
Subordinated debentures relating to Trust Preferred Securities	404,647	12,291	6.11%	384,484	14,886	7.74%
Other borrowings (3)	45,271	1,250	5.55%	61,237	2,201	7.19%

Total interest-bearing liabilities	7,986,390	183,146	4.61%	8,578,963	220,900	5.15%
Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing deposits	250,494			275,671
Other liabilities	50,533			79,518
Shareholders’ Equity	786,131			853,162

Total Liabilities and Shareholders’ Equity	$9,073,548			$9,787,314

Earning assets	$8,887,639	$256,061	5.79%	$9,652,139	$374,564	7.76%
Interest-bearing liabilities	$7,986,390	183,146	4.61%	$8,578,963	220,900	5.15%

Net interest spread		$72,915	1.18%		$153,664	2.61%

Net interest margin			1.65%			3.18%

Tax equivalent adjustments are based on a Federal income tax rate of 35%.

(1)	Liquidity management assets primarily include time deposits with banks, U.S. Government agency securities, and federal funds sold.

(2)	Dividends on the equity securities portfolio include a tax equivalent adjustment of $498,000 and $1.3 million for 2008 and 2007, respectively.

(3)	Other borrowings may include federal funds purchased.

NET INTEREST INCOME AND NET INTEREST MARGIN
Net interest income, which is the difference between income on earning assets (interest, points and fees, and dividends) and interest expense on deposits and borrowings, is the major source of earnings for Corus. The related net interest margin (the “NIM”) represents net interest income as a percentage of the average earning assets during the period.
For the three and six months ended June 30, 2008, Corus reported net interest income of $25.5 million and $72.4 million, respectively, and a NIM of 1.16% and 1.65%, respectively. These results represent declines from the three and six months ended June 30, 2007, when Corus reported net interest income of $77.6 million and $152.4 million, respectively, and a NIM of 3.27% and 3.18%, respectively.
Corus net interest income and net interest margin have been significantly affected by various factors, as outlined below:
1)	Market Spreads As a result of the credit crisis that began in the second half of 2007, market spreads on virtually every asset class have widened out, significantly so in many instances. While having come off their peaks, spreads on many instruments are still very high by historic measures. The most significant impact for Corus has been on our funding costs, particularly the pricing of certificates of deposit (“CD”) and money market accounts. During the second quarter of 2008, Corus issued CDs at a spread of nearly 1.8% over comparable term (6- and 12-month) Treasury yields, a tremendous increase from the less than 0.5% spread Corus paid on CDs issued during the second quarter of 2007 (the last full quarter before the effects of the credit crisis rippled over into Corus deposit costs). Corus’ money market accounts have been even more adversely affected, with Corus paying an average spread of 2.2% over 3-month Treasuries during the second quarter of 2008, up from essentially equal to Treasury yields during the second quarter of 2007. Taken together, CD and money market spreads issued during the second quarter of 2008 increased by approximately 1.5% compared to the same quarter in 2007.

The additional 1.5% spread on Corus’ average CD and money market balances of just over $7 billion during the most recent quarter resulted in an increase in interest expense of approximately $27 million during the second quarter of 2008. Increases in the spreads on other deposit and interest-bearing liabilities brought the total impact to around $30 million for the quarter.

While Corus is now paying slightly lower spreads on deposits, slightly more than 1.6% over comparable Treasury yields for CDs and about 1.9% over 3-month Treasuries for money market deposits, this pricing is still very expensive by Corus’ historic averages. While the current credit crisis will eventually abate, bringing lower market spreads, it is impossible to predict how long that will take to occur. Moreover, while Corus anticipates that the spreads we pay on our deposits will decline as the crisis wanes, it is unclear whether those spreads will recede back towards historic levels (measured as a spread to Treasuries) or whether this crisis, and any ensuing changes (environmental, regulatory, etc.), could cause banks’ deposit funding costs to be permanently elevated vis-à-vis historic levels.

On a positive note, the expansion in market spreads boosted the yields on Corus’ loan and investment portfolios, partially offsetting the increased deposits spreads/costs. Corus’ loans are almost all priced based on the 3-month London Inter-Bank Offered Rate (“LIBOR”). The spread between LIBOR and Treasuries widened significantly since late last year (as well as becoming much more volatile), increasing from about 0.5% during the second quarter of 2007 to an average of 1.1% during the second quarter of 2008. The Bank also experienced an increase in the spreads on its investment portfolio for broadly similar reasons. As a result, during the second quarter of 2008, Corus earned an incremental spread on its loans and investment portfolio of approximately $14 million in total (partially offsetting the aforementioned incremental interest expense of $30 million). While Corus anticipates that the unusually wide market spreads on its loans and investments will also likely decline as the credit crisis abates, they may decline more rapidly and/or closer to historic averages than Corus’ deposit spreads.

2)	Points & Fees Points and fees were $13.7 million and $28.6 million during the three and six months ended June 30, 2008, respectively, as compared to $23.4 million and $43.9 million during the same respective periods of 2007. The decline in loan points and fees has primarily been due to the decline in loan originations over the past few years coupled with loans paying down and/or off at a slower pace than in years prior. A secondary source of the difference is due to the absence of prepayment penalties in 2008, as compared to $4.5 million of prepayment penalties recorded during the first half of 2007.

3)	CRE Loan “Floors” Most of Corus’ floating rate commercial real estate (“CRE”) loans include loan “floors.” Simply put, these interest rate floors set a minimum rate on the loan regardless of how much the underlying index falls (as cited above, in most cases this is 3-month LIBOR). Stated differently, the interest rate floor effectively “fixes” the rate of the loan when short-term rates fall to a sufficiently low level. Whenever the floor rate is greater than the calculated rate of the loan, and thus becomes the effective rate on the loan, the interest rate floor is said to be “in-the-money.” Due to the significant decline in short-term interest rates, various loans had floors which were in-the-money during the second quarter of 2008. The benefit of these floors was $4 million during the quarter.

4)	Nonaccrual Loans Nonaccrual loans have increased significantly each quarter over the past year, spiking from $420 million as of March 31, 2008, to $830 million as of June 30, 2008. The continued growth in nonaccrual loans is a direct fallout of the crisis in the U.S. residential housing and mortgage markets. That weakness is clearly placing meaningful stress on Corus’ portfolio of loans secured by condominium projects. Interest income not recorded on nonaccrual loans grew from $3.5 million during the second quarter of 2007 to $15.0 million during the second quarter of 2008. Nonaccrual loans are discussed extensively elsewhere in this report. (See the “Asset Quality” section for additional details.)

5)	Falling Rates & “Flywheel” Effect Another factor significantly negatively affecting Corus’ second quarter 2008 net interest income relates to the rapid decline in short-term interest rates over the past several quarters. While complicated to calculate, it is rather straightforward to explain. A significant portion of Corus’ funding comes from CDs, the bulk of which have an original maturity of 6 or 12 months. In contrast, Corus’ investment portfolio and loans tend to have a shorter term and/or reprice more frequently. As a result, during times of rapidly falling short-term interest rates, Corus interest-bearing assets will, in the aggregate, reprice more rapidly than interest-bearing liabilities. This creates a “flywheel” type effect on income — it decreases income during times of falling rates, including for a few quarters after rates have stabilized, but increases earnings (all else being equal) during times of increasing rates, and for a few quarters after rates have stopped climbing. The negative impact of this effect on second quarter 2008 earnings was about $18 million. To the extent that short-term rates stay relatively stable, Corus anticipates most of this negative impact should dissipate over the next few quarters.
Loan Yields
The vast majority of Corus’ loans are floating rate, priced off of 3-month LIBOR and reprice quarterly. For the three months ended June 30, 2007, compared to the three months ended June 30, 2008, yields on accrual loans decreased from 12.16% to 8.47% — a decline of 3.69%. The majority of this decline is explained by the changes in 3-month LIBOR, which declined from an average of 5.36% to 2.75% over those same periods — a decline of 2.61%. The primary other source of change was loan points and fees, which declined from $23.4 million to $13.7 million for those same periods. The declining mix of accruing mezzanine loans (as a percentage of the overall portfolio of accrual loans) outstanding during 2008, as compared to 2007, also dampened overall loan yields. Loan floors that were in-the-money partially offset these declines during the second quarter of 2008 (described further above).
Nonaccrual Loans
The accrual of interest income is discontinued on any loan for which payment in full of principal or interest is not expected. In addition, a loan will be placed in nonaccrual status if the loan is past due for a period of 90 days or more. While interest is not being accrued for accounting purposes, the interest is still owed by the borrower.
When a loan is placed on nonaccrual status, previously accrued but uncollected interest is generally reversed against interest income. One exception relates to interest which has been capitalized into the loan principal balance through an interest reserve. Interest capitalized into the loan balance via interest reserve prior to the nonaccrual date is not reversed. This capitalized interest is considered part of the loan’s principal and, to the extent necessary, reserved for through the Allowance for Loan Losses.

Interest payments received on nonaccrual loans are either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal, which may change as conditions dictate. Loans may be returned to accrual status when collectibility of the total contractual principal and interest is expected and 1) the obligation is brought current, 2) the borrower has performed in accordance with contractual terms of the loan for a reasonable period of time, or 3) significant new equity is contributed from a source independent of the Bank.
Interest not recorded in the financial statements due to a loan being placed on nonaccrual is referred to as foregone interest. For the three and six months ended June 30, 2008, foregone interest totaled $15.0 million and $23.4 million, respectively, as compared to $3.5 million and $5.7 million during the same respective periods of 2007.
NONINTEREST INCOME
For the three and six months ended June 30, 2008, noninterest income increased by $1.8 million and $27.7 million, compared to the three and six months ended June 30, 2007. The fluctuations from period to period were primarily the result of securities gains and losses. Excluding securities gains and losses, noninterest income decreased by $0.3 million and $0.6 million for each of the respective periods, as shown below.

	Three Months Ended		Six Months Ended
	June 30		June 30
(in thousands)	2008	2007	2008	2007
Securities gains/(losses), net	$15,130	$13,025	$26,108	$(2,228)
Service charges on deposit accounts	2,222	2,462	4,708	5,201
Other income	867	943	1,811	1,943

Total Noninterest Income	$18,219	$16,430	$32,627	$4,916

Noninterest Income, Excluding Securities gains/(losses), net	$3,089	$3,405	$6,519	$7,144

The following details the net securities gains/(losses) by source for the three and six month periods ended June 30, 2008, and June 30, 2007:

	Three Months Ended		Six Months Ended
	June 30		June 30
(in thousands)	2008	2007	2008	2007
Gains on equity securities	$14,938	$13,025	$39,714	$13,025
Charge for “other-than-temporary” impairment	—	—	(13,798)	(15,253)
Other	192	—	192	—

Total security gains/(losses), net	$15,130	$13,025	$26,108	$(2,228)

Gains on Equity Securities
During the three and six months ended June 30, 2008, the Company recorded gains on equity securities of $14.9 million and $39.7 million, respectively, from the full liquidation of its investments in equity securities. The sale was a move towards a more conservative position by management (with the net proceeds now held in cash). (See the “Equity Security Portfolio” section for further discussion and details.)
Charge for “Other-Than-Temporary” Impairment of Securities
While there were no impairments during the three month periods ended June 30, 2008 and June 30, 2007, Corus recorded charges related to the “other-than-temporary” impairment of securities of $13.8 million and $15.3 million during the first quarters of 2008 and 2007, respectively. It is important to note that these charges were not a result of the Company selling the associated stock, but rather an accounting entry with no cash flow or tax implications.
Service Charges on Deposit Accounts
For the three and six months ended June 30, 2008, service charges on deposit accounts declined to $2.2 million and $4.7 million, respectively, from $2.5 million and $5.2 million in the same periods of 2007. The decrease is primarily due to the decline in the number of personal and business checking accounts, which is the direct result of the ongoing competition for checking deposits. Also contributing to the decline is a drop in income from Corus’ business of servicing the check cashing industry. The check cashing industry has been negatively affected by the introduction of electronic deposits and as a result, Corus has seen a reduction in the number of these commercial accounts.
NONINTEREST EXPENSE
For the three and six months ended June 30, 2008, noninterest expense decreased by $6.1 million, or 36%, and $4.6 million, or 13%, respectively, as compared to the three and six months ended June 30, 2007.

The decrease resulted primarily from lower employee compensation and benefits expense. During the three and six months ended June 30, 2008, Corus recorded negative compensation expense of $7.8 million and $9.1 million, respectively, to reflect potential loss sharing by various loan officers under the Commission Program for Commercial Loan Officers. Under the terms of the Former CLO Program (See “Incentive Compensation” section for further information), a portion of commercial loan officers’ commissions is held back. In the event Corus experiences a loan loss, Corus can recover a portion of that loss through cancellation of the holdbacks. In addition, in the event that the potential loss sharing exceeds the current value of an officer’s existing holdback (a “holdback shortfall”), the holdback shortfall can be applied against future commissions. Officers share in losses at the same rate at which the commissions were originally earned and recorded. For purposes of determining the officers’ loss sharing adjustments, management considers any charge-off or specific reserve included in the Allowance for Loan Losses as a potential loss to be shared by the officers. Holdbacks are valued based on market pricing as of the most recent quarter-end.
In addition, the commercial loan officer commission accrual for the three and six months ended June 30, 2008 declined by $1.2 million and $1.3 million from 2007 levels. These declines reflect decreased loan originations as well as an increase in nonaccrual loans.
Partially offsetting the decrease in employee compensation and benefits were increases in Other Real Estate Owned (“OREO”) costs and deposit insurance. The OREO increase resulted primarily from costs associated with problem loans where the Company ultimately foreclosed on the property. While there are various expenses associated with maintaining these properties, real estate taxes and insurance have thus far comprised the majority of the recurring costs (excluding any OREO write downs, which are discussed below). Income from the OREO projects of $0.8 million and $1.5 million for the three and six months ended June 30, 2008, respectively, partially offset these expenses. The income relates to a combination of rental income earned from the property owned in Naples, Florida (sold in May) and gains from the sale of condominiums at the San Diego, California property. (See the “OREO” section for additional details.)
In May 2008, the Company sold the Naples, Florida OREO property to an unrelated third party. At closing, Corus recorded a loss of approximately $0.6 million, which, combined with the write-down recorded in the first quarter of 2008 of $2.9 million, resulted in a total loss of $3.5 million. The sale was financed by Corus, after a substantial equity investment from the buyer.
Additionally, during the three and six months ended June 30, 2008, deposit insurance expense increased by $1.3 million and $2.7 million, respectively, as compared to the same periods in 2007. The increase was the result of deposit insurance reform legislation in 2007. The FDIC allowed financial institutions a one-time credit to be used against the insurance increase, which Corus exhausted in the third quarter of 2007.

Finally other expenses increased period over period primarily due to legal expenses associated with various legal matters and/or reviews, including pending lawsuits and foreclosure proceedings.
The banking industry uses a standard known as the “efficiency ratio” to measure a bank’s operational efficiency. Unlike most other measures, lower is better. The efficiency ratio is simply noninterest expense, less any goodwill amortization/impairment, divided by the sum of net interest income and noninterest income (excluding securities gains and losses). For the quarter and year to date period ended June 30, 2008, Corus’ efficiency ratio was 37.7% and 37.8%, respectively, compared to 20.7% and 21.5% for the same periods of 2007. Excluding the negative compensation expense recorded in 2008 related to the Commission Program for Commercial Loan Officers, the efficiency ratio for the three and six months ended June 30, 2008 would have been 62.8% and 49.3%, respectively. The unfavorable change in the efficiency ratio is due to a significant decline in net interest income. (See “Net Interest Income and Net Interest Margin” section for additional details).
INCOME TAX EXPENSE
Corus’ effective tax rate for the second quarter of 2008 was 36.8% as compared to 34.9% for the second quarter of 2007. The change in the effective tax rate for the quarter was primarily due to increases in effective state tax rates. For the six months ended June 30, 2008, Corus’ effective tax rate was 42.5% compared to 34.6% in 2007. The 2008 tax rate was impacted by a first quarter adjustment related to the “beneficial” impact of higher effective state tax rates on Corus’ deferred tax assets.
Effective tax rates for both the quarter and year-to-date periods were also negatively impacted by the significant decrease in dividend income. Dividend income, of which 70% is not taxable, decreased consistent with the sale of the Corus’ equity security portfolio.
BANK INVESTMENT PORTFOLIO
The Bank’s investment portfolio, which Corus often refers to as the Bank’s “liquidity management assets”, includes time deposits with banks, U.S. Government agency securities, and federal funds sold. At June 30, 2008, the liquidity management assets stood at $4.3 billion versus $5.2 billion as of June 30, 2007. This decline is primarily the result of lower deposit balances (a reflection of management’s goal to better align deposit balances with funding requirements) and higher loan balances. The Bank’s liquidity management assets as of June 30, 2008 included $2.6 billion of time deposits with other financial institutions, $1.5 billion of agency securities and $0.2 billion of overnight Federal Funds Sold.

The Bank’s portfolio of time deposits consists of institutional negotiable certificates of deposit (“CD”) issued by other, domestic financial institutions. These CDs are not protected by Federal Deposit Insurance Corporation insurance. As of June 30, 2008, the CD portfolio was diversified among 19 different financial organizations, each of which the Company believes to be well-capitalized (with an aggregate of only $100 million issued by banks with less than $50 billion of assets). Although the CDs are negotiable, and could therefore be sold prior to maturity, the Bank anticipates that it would hold most of the CDs until maturity. The Bank buys predominantly short-term CDs and staggers the maturities of the CDs within its desired maturity range. All of the CDs mature in the third quarter of 2008, with the exception of $350 million of CDs that mature in June 2009.
The portfolio of agency securities consists of short-term (one year or less), senior unsecured debt issued by the Federal National Mortgage Association (“Fannie Mae”), the Federal Home Loan Mortgage Corporation (“Freddie Mac”) and the Federal Home Loan Bank System (the “FHLB”). These organizations have all been chartered by Congress but are owned by private shareholders — Fannie Mae and Freddie Mac are publicly traded companies (under the symbols FNM and FRE, respectively), the FHLB is not publicly traded (instead owned by its member financial institutions, over 8,000 financial institutions from all 50 states) — and are most commonly referred to as government-sponsored enterprises (“GSE”).
Neither Fannie Mae nor Freddie Mac are backed or funded by the U.S. government, nor do securities they issue benefit from any explicit government guarantee or protection. Likewise the FHLB debt does not carry any explicit government guarantee (debt issued by the FHLB are joint and several obligations of all 12 banks of the FHLB). The debt securities issued by GSEs typically trade at a relatively narrow spread to Treasuries though, due to the market’s perception of an implicit guarantee by the U.S. Government.
Each of these GSEs was chartered to facilitate home ownership in the United States. Not surprisingly then, the severe problems in the U.S. housing markets have put these entities under significant stress. So much so, that on July 14, 2008, the U.S. Treasury and Federal Reserve announced a multi-pronged plan for the government to support both Fannie Mae and Freddie Mac. While this proposed plan (several facets of which will require U.S. congressional approval) does not contemplate adding explicit government guarantees to the GSE debt obligations, it sends a strong signal regarding the government’s belief that the stability of both Fannie Mae and Freddie Mac’s is critical to the stability of the overall financial markets.
As of June 30, 2008, Corus had investments in GSE-issued debt totaling $1.5 billion: $0.3 billion issued by Fannie Mae, $0.7 billion by Freddie Mac and $0.5 billion by the FHLB. Approximately 57% of these securities mature during the third quarter of 2008, with the remaining securities maturing prior to June 30, 2009. All of these securities are very liquid and could be sold to meet the liquidity needs of the Bank.

EQUITY SECURITY PORTFOLIO
During 2008, Corus liquidated its entire equity security portfolio. The sale was a move towards a more conservative position by management. In total, Corus sold investments that had a value at December 31, 2007 of $136 million, recognizing a gain of nearly $26 million.
LOAN PORTFOLIO
The following table details the composition of Corus’ outstanding loans:

	Funded Loan Balances
	June 30	December 31	June 30
(in millions)	2008	2007	2007
Commercial real estate:
Condominium:
Construction	$3,493	$3,461	$2,948
Conversion	305	584	731
Inventory	59	64	49

Total condominium	3,857	4,109	3,728
Other commercial real estate:
Rental apartment	390	62	56
Office	274	104	100
Hotel	46	39	35
Other	23	29	27
Loans less than $1 million	8	8	8

Total commercial real estate	4,598	4,351	3,954
Commercial	33	41	34
Residential real estate and other	15	17	21

Loans, net of unearned income	$4,646	$4,409	$4,009

Mezzanine loans included in total commercial real estate (1)	$129	$124	$211

(1)	These loans are all subordinate to Corus first mortgage loans.
Overview
In the years leading up to 2008, Corus’ lending has focused almost exclusively on condominium projects; however, this year has seen an increase in lending against other projects, primarily office. Also, we have re-categorized various loans once secured by condominium projects as loans secured by apartment projects, due to certain borrowers’ decisions to avail themselves of an apartment exit for condominium projects which did not sell out to a satisfactory degree. Still, condominium projects secure a large majority of Corus’ loan portfolio, some 83% of our outstanding loans at June 30, 2008.

Corus’ loans are collateralized by the underlying property and are almost always variable rate. As of June 30, 2008, 95% of Corus’ commercial real estate loans were variable rate, with the vast majority tied to 3-month London Inter-Bank Offered Rate (“LIBOR”), resetting quarterly. While Corus generally provides only senior debt, in some cases Corus provided mezzanine financing as well. Corus’ mezzanine loans are all subordinate to a Corus first mortgage loan. Interest rates charged for mezzanine loans are meaningfully higher than those charged for first mortgage loans (and tend to be fixed rate), but the loans also carry additional risk.
Construction loans typically have stated maturities ranging from 2 to 4 years (and are anticipated to fund over 2 to 3 years). The loans are funded throughout the term as construction progresses. Construction loans have interest reserves at inception. An interest reserve allows a borrower’s interest cost to be capitalized into the loan balance over the life of the loan. It is Corus’ practice to limit the size of interest reserves such that borrowers will be required to make out-of-pocket interest payments to support slow-to-sell or slow-to-construct projects. Of course, there are exceptions where our interest reserves do carry loans longer than we would like, but generally speaking, our interest reserves will not carry borrowers much past completion of construction. We try to limit increases in interest reserves to situations where our loan balance is very well secured, and such increases represent an opportunity for additional income. While there are exceptions to this practice, we are generally very hesitant to increase interest reserves for projects that are not performing well.
Originations
In the first half of 2008, we originated $1.2 billion of new loans. We expect originations to remain reasonably strong during the rest of the year, and hope to book a total of approximately $2 billion of new business for the entire year of 2008, which is at the bottom end of the range we were considering at the end of last quarter. Given the growth in problem loans in our existing portfolio, we are being very demanding on new credits, and looking for extremely large equity investments. We feel very good about the credit quality and profitability of this new business. Originations in 2007 had an average loan-to-cost ratio of 75%. However, loans originated in the first half of this year had an average loan-to-cost ratio of 66%, materially lower than last year. Loans on our pending report have an average loan-to-cost ratio of 52%.
We are approaching new business with a cautious, even pessimistic view of the markets. We anticipate that the housing market will continue to weaken throughout 2008, and possibly also through 2009, and we are also cognizant of the risk that the economy could tilt into recession if, in fact, we are not already there. We try to underwrite our loans so as to minimize losses, even in very bad markets. Of course, there is no guarantee of success in that endeavor.

We tend to discount the significance of originations in any single month, and even any single quarter, due to the fact that we originate large loans, and our originations can therefore be lumpy. We do not anticipate any change in our strategy of pursuing a smaller number of larger loans. This maximizes our ability to include senior management in all material loan decisions.
We are seeing new opportunities in the office, apartment, and hotel markets as a result of the upheaval in financial markets. We expect to see a considerable portion of our near-term originations in these three non-condominium sectors as well. Approximately 56% of our first-half 2008 originations were in these sectors.
Loan Balances
Future loan balances, which ultimately drive interest income, are inherently difficult to predict. Loan balances result from the complex interplay of originations, funding of construction loans, the paydown of loans from the sales of condominium units, and the payoff of loans due to refinancing, collateral sales or otherwise. Once originated, construction loan commitments will generally fund over 2 to 3 years. This is perhaps the easiest piece of the puzzle to size up, though it too includes a level of uncertainty. It is far more difficult to forecast the pace of condominium sales and the resulting loan paydowns.
As of June 30, 2008, outstanding commercial real estate loans totaled $4.6 billion, up slightly from one quarter ago. Over the next 24 to 30 months we expect to fund much of our $3.0 billion in unfunded commitments. However, predicting incremental funding from new originations and paydowns on existing loans is difficult. During the first half of the year, we had approximately $1.2 billion in loan payoffs. It would not be surprising if we saw something comparable in the second half, but it is very difficult to predict. At this point, only time will tell, but we would not be surprised to see outstanding loans grow in the last half of 2008 perhaps by a similar amount to what we experienced in the first half.
Total Commitments
Total commitments, which were $7.6 billion at June 30, 2008, represent current amounts outstanding plus any remaining unfunded amounts. Management believes that tracking total commitments is a more meaningful measure of risk than tracking total loan balances outstanding. The level of commitments fluctuates based on the interplay between loan originations and loan paydowns. Total commitments are flat compared to six months ago, but down $400 million from last quarter.
Personnel
Assessing risk is as much an art as it is a science. In that regard, an experienced and highly capable loan officer group is critical to the Company’s success. Corus currently has 21 commercial loan officers, with 7 of those officers each having more than 15 years of experience in commercial real estate lending and another 4 having 10 years or more experience. Moreover, with the exception of one very experienced senior officer (who joined the company about 6 years ago), virtually all of the officers’ commercial real estate experience, and hence training, has been at Corus. Furthermore, Corus has been particularly successful in retaining key talent in the commercial lending group, evidenced by very limited turnover.

Robert J. Glickman (Chief Executive Officer), Michael G. Stein (Executive Vice President — Commercial Lending), and Timothy J. Stodder (Senior Vice President — Commercial Lending) serve as supervising officers and are deeply involved in every major aspect of the lending process. This includes structuring and pricing the loans, visiting the sites and inspecting comparable properties, meeting directly with the borrowers, underwriting and approving the loans, consulting on documentation issues, and making various decisions in the course of servicing the loans. Corus is able to maintain this level of executive attention by focusing on larger transactions.
Incentive Compensation
The Company has maintained a commission-based incentive plan for the commercial loan officers for many years. The commercial loan officer commission program is designed to compensate officers for successfully originating loans, earning an acceptable interest spread over the term of the loans, and ultimately collecting all amounts in full. Compensation is earned as commissions, with the size of the commissions based on the amount of interest, points and fees earned on those loans. Officers’ compensation will suffer if losses are incurred on loans they originate. Management believes the program motivates officers to make loans that balance potential risk and award, and also align the officers’ goals with the Company’s interests.
During 2007, the Company modified the commission program via revisions to the Bank’s existing Commission Program for Commercial Loan Officers (the “Former CLO Program”) as well as the introduction of a new commission program (the “New CLO Program”) (collectively, the “Programs”). A fundamental aspect of the Former CLO Program is that it generally requires that a portion of an officer’s commission be withheld by the Bank, and for a substantial period of time (referred to as either “held back” commissions or “holdbacks”). The holdbacks are at risk of forfeiture in the event the Company suffers a loss on a loan originated by the officer (changes in estimated forfeitures are reflected as an adjustment to compensation expense). The Former CLO Program was modified such that it now applies only to those loans originated through October 31, 2006.
Loans originated on November 1, 2006, and thereafter are covered by the New CLO Program. Like the Former CLO Program, the New CLO Program was designed to reward commercial loan officers for originating new loans, with commissions calculated in a similar manner to the Former CLO Program. In contrast though, the New CLO Program does not contain a holdback provision. Amounts earned by the officers in any given year, though, are subject to reduction, in that year, to the extent the Bank experiences losses on the officer’s loans.

Commercial Real Estate Loan Portfolio — Unfunded Commitments
In addition to funded amounts, Corus has unfunded commitments totaling $3.0 billion as of June 30, 2008, almost exclusively for construction loans.

	Commercial Real Estate Loans - Unfunded Commitments
	June 30	December 31	June 30
(in millions)	2008	2007	2007
Loans — unfunded portion	$2,798	$3,074	$3,573
Commitment letters (1)	158	139	504
Letters of credit	1	2	1

Total	$2,957	$3,215	$4,078

(1)	Commitment letters are pending loans for which commitment letters have been issued to the borrower. These commitment letters are also disclosed in the Commercial Real Estate Loans Pending table of this report included in the amounts labeled as Commitments Accepted and Commitments Offered.
Commercial Real Estate Loan Portfolio — Total Commitments
Including unfunded commitments, the commercial real estate loan portfolio totals $7.6 billion as of June 30, 2008, as detailed below:

	Total Commercial Real Estate Loan Commitments
	(outstanding balances + unfunded commitments)
	June 30	December 31	June 30
(in millions)	2008	2007	2007
Condominium:
Construction	$5,765	$6,445	$6,829
Conversion	312	600	763
Inventory	60	66	49

Total condominium	6,137	7,111	7,641
Other commercial real estate:
Office	656	221	150
Rental apartment	524	71	74
Hotel	204	124	128
Other	25	29	29
Loans less than $1 million	9	10	10

Total	$7,555	$7,566	$8,032

Mezzanine loans included in total commercial real estate (1)	$138	$144	$233

(1)	These loans are all subordinate to Corus first mortgage loans.

Commercial Real Estate Loan Portfolio By Size

	Total Commitment as of June 30, 2008 (1)
	Total					Other
	Condominium			Office		CRE			Total
(dollars in millions)	#		Amount	#	Amount	#		Amount	#	Amount
$180 million and above	2	(2)	$282	—	$—	—	(2)	$90	2	$372
$140 million to $180 million	10	(2)	1,455	1	144	—	(2)	83	11	1,682
$100 million to $140 million	19	(2)	2,252	2	218	1	(2)	157	22	2,627
$60 million to $100 million	6		471	3	238	2		141	11	850
$20 million to $60 million	33		1,229	1	56	7		258	41	1,543
$1 million to $20 million	44		448	—	—	5		24	49	472
Loans less than $1 million	—		—	—	—	NM		9	NM	9

Total	114		$6,137	7	$656	15		$762	136	$7,555

Condominium Loan Portfolio By Size

	Total Commitment as of June 30, 2008 (1)
	Construction			Conversion		Inventory		Total
(dollars in millions)	#		Amount	#	Amount	#	Amount	#	Amount
$180 million and above	2	(2)	$282	—	$—	—	$—	2	$282
$140 million to $180 million	10	(2)	1,455	—	—	—	—	10	1,455
$100 million to $140 million	19	(2)	2,252	—	—	—	—	19	2,252
$60 million to $100 million	6		471	—	—	—	—	6	471
$20 million to $60 million	27		1,051	5	134	1	44	33	1,229
$1 million to $20 million	22		254	20	178	2	16	44	448

Total	86		$5,765	25	$312	3	$60	114	$6,137

NM	— Not Meaningful

(1)	Includes both funded and unfunded commitments, outstanding commitment letters and letters of credit.

(2)	As of June 30, 2008, Corus has three loans secured by properties best described as “mixed use.” The underlying collateral includes a condominium component combined with either a hotel or apartments. For presentation purposes, the commitment amount has been split between the appropriate categories however with respect to the “#” of loans, the loans have been included with condominium loans.

Commercial Real Estate Loan Portfolio By Major Metropolitan Area

	Total Commitment as of June 30, 2008 (1)
	Total				Other
	Condominium		Office		CRE			Total
(dollars in millions)	#	Amount	#	Amount	#		Amount	#	Amount
Florida:
Miami/Southeast Florida	17	$1,453	—	$—	2		$39	19	$1,492
Tampa	4	85	—	—	—		—	4	85
Orlando	3	30	—	—	—		—	3	30
Other Florida	5	288	—	—	2		74	7	362

Florida Total	29	1,856	—	—	4		113	33	1,969

California:
Los Angeles	12	745	1	85	3	(4)	139	16	969
San Diego	7	136	—	—	2		110	9	246
San Francisco	2	74	—	—	—	(4)	44	2	118
Sacramento	1	22	—	—	1		32	2	54

California Total	22	977	1	85	6		325	29	1,387

Washington, D.C.(2)	7	167	6	571	—		—	13	738

Atlanta	11	545	—	—	1		36	12	581

New York City	7	453	—	—	—		—	7	453

Las Vegas	7	443	—	—	—		—	7	443

Chicago	6	290	—	—	3		84	9	374

Hawaii	2	326	—	—	—		—	2	326

Other (3)	23	1,080	—	—	1	(4)	195	24	1,275

Loans less than $1 million	—	—	—	—	NM		9	NM	9

Total	114	$6,137	7	$656	15		$762	136	$7,555

NM — Not Meaningful

(1)	Includes both funded and unfunded commitments, outstanding commitment letters and letters of credit.

(2)	Includes northern Virginia and Maryland loans.

(3)	Includes 13 metropolitan areas, none of which exceeds three percent of the total.

(4)	As of June 30, 2008, Corus has three loans secured by properties best described as “mixed use.” The underlying collateral includes a condominium component combined with either a hotel or apartments. For presentation purposes, the commitment amount has been split between the appropriate categories however with respect to the “#” of loans, the loans have been included with condominium loans.

Condominium Loan Portfolio By Major Metropolitan Area

	Total Commitment as of June 30, 2008 (1)
	Construction		Conversion		Inventory		Total
(dollars in millions)	#	Amount	#	Amount	#	Amount	#	Amount
Florida:
Miami/Southeast Florida	16	$1,409	—	$—	1	$44	17	$1,453
Tampa	—	—	4	85	—	—	4	85
Orlando	—	—	3	30	—	—	3	30
Other Florida	4	274	1	14	—	—	5	288

Florida Total	20	1,683	8	129	1	44	29	1,856

California:
Los Angeles	12	745	—	—	—	—	12	745
San Diego	4	110	2	16	1	10	7	136
San Francisco	2	74	—	—	—	—	2	74
Sacramento	—	—	1	22	—	—	1	22

California Total	18	929	3	38	1	10	22	977

Washington, D.C.(2)	3	145	4	22	—	—	7	167

Atlanta	10	522	1	23	—	—	11	545

New York City	7	453	—	—	—	—	7	453

Las Vegas	6	418	1	25	—	—	7	443

Hawaii	2	326	—	—	—	—	2	326

Chicago	6	290	—	—	—	—	6	290

Other (3)	14	999	8	75	1	6	23	1,080

Total	86	$5,765	25	$312	3	$60	114	$6,137

(1)	Includes both funded and unfunded commitments and outstanding commitment letters.

(2)	Includes northern Virginia and Maryland loans.

(3)	Includes 13 metropolitan areas, none of which exceeds three percent of the total.

Originations and Reclassifications
An origination occurs when a loan closes with the origination amount equaling Corus’ full commitment under that loan (regardless of how much is funded). Construction loans are rarely funded (to any material degree) at closing, but rather funded over an extended period of time as the project is built. In contrast, conversion and inventory loans are largely funded at the time of closing.

	Originations (1)
	2008			2007				2006
(in millions)	2Q	1Q		4Q	3Q	2Q	1Q	4Q	3Q
Condominium:
Construction	$176	$321		$174	$773	$622	$307	$950	$855
Conversion	—	—		3	33	2	4	39	7
Inventory	—	6		18	—	—	—	—	—

Total condominium	176	327		195	806	624	311	989	862

Other commercial real estate:
Hotel	83	—		—	—	—	—	—	—
Office	72	450	(2)	83	—	—	—	—	—
Rental apartment	—	44		—	—	—	—	—	—
Other	—	—		—	—	—	10	2	—

Total Other CRE:	155	494		83	—	—	10	2	—

Total commercial real estate	$331	$821		$278	$806	$624	$321	$991	$862

(1)	Includes commitment increases to existing loans.

(2)	Includes a $145 million loan origination where $78 million of the loan proceeds were used to pay off an existing Corus loan.
The largest share of 2008 originations was in the Washington, D.C. metropolitan area, with 43% of all originations (we tend to think of our exposure by metropolitan area, rather than by state). The remaining originations were spread among various markets, with notable originations in the following metropolitan areas: Austin (14%), Chicago (11%), Denver (10%), and San Francisco (10%). While Corus has historically originated a significant volume of condominium loans in Florida, the weakness in the Florida residential for-sale markets has greatly reduced the demand for condominium financing in that market. As a consequence, Corus originated no new condominium loans in Florida during 2008 (and none since the second quarter of 2007).

As mentioned earlier in this section, we have seen several condominium loans where the borrowers have decided that the current market values their project higher as an apartment than as a condominium. As such, they have revised their plans and are focusing their efforts on managing their properties as apartments. Consistent with the change in the borrower’s plans, Corus reclassified the loans for disclosure purposes.
The table below presents the various reclassifications:

	Reclassifications
	2008		2007				2006
(in millions)	2Q	1Q	4Q	3Q	2Q	1Q	4Q	3Q
Reclassification From:
Condominium Construction	$(229)	$—	$—	$—	$(37)	$(136)	$—	$—
Condominium Conversion	(150)	—	—	—	—	(36)	—	—
Other	—	—	—	—	—	—	—	—

Total Reclassification From	(379)	—	—	—	(37)	(172)	—	—
Reclassification To:
Rental apartment	379	—	—	—	37	172	—	—
Other	—	—	—	—	—	—	—	—

Total Reclassification To	$379	$—	$—	$—	$37	$172	$—	$—

Finally, during the second quarter of 2008, Corus sold one of its OREO properties and internally financed the sale (after a substantial equity investment from the buyer). The new loan, which is categorized as a rental apartment loan, is not included in the originations or reclassifications tables above. The loan has a total commitment of $33.6 million.
Paydowns/Payoffs
Loan paydowns (partial payments) and payoffs (payments of all outstanding balance) can fluctuate considerably from period to period and are inherently difficult to predict. For the quarter ended June 30, 2008, paydowns were $522 million, which is consistent with the paydowns of the last four quarters, but down from paydowns in 2006.

	Paydowns/Payoffs
	2008			2007				2006
(in millions)	2Q	1Q		4Q	3Q	2Q	1Q	4Q	3Q
Total commercial real estate	$522	$638	(1)	$410	$702	$617	$939	$948	$791

(1)	Includes $78 million representing payoff from Corus refinance.

Pending Commercial Real Estate Loans
The following table presents pending commercial real estate loans listed in descending order with respect to the stage of closing the loan. In other words, a prospective loan categorized as Commitment Accepted is essentially one step away from closing while a prospective loan classified as Term Sheet Issued is in its earliest stages. It had historically been Corus’ experience that once a loan reached the Application Received stage, it was likely to result in a future loan origination. The continued weakness in the residential for-sale markets though has caused developers to cancel numerous planned condominium projects, including where Corus had previously issued Application Letters and, in some cases, Commitment Letters. As such, it is now much more difficult to assess the likelihood that pending loans, even those within the Application and/or Commitment stage, will lead to future loan originations.

	Commercial Real Estate Loans Pending
	June 30, 2008			December 31, 2007			June 30, 2007
(dollars in millions)	#		Amount	#		Amount	#	Amount
Commitment Accepted (1)	—		$—	1		$139	2	$224
Commitment Offered (1)	1		158	—		—	4	303
Application Received	5		433	13		1,166	6	524
Application Sent Out	3		426	1		86	6	669
Term Sheet Issued	14		1,192	18		1,634	29	2,725

Total	23		$2,209	33		$3,025	47	$4,445

Condominium:
Construction	10		$1,112	22		$2,058	46	$4,340
Conversion	—		—	1		57	—	—
Inventory	1		14	4		132	—	—

Total condominium	11		1,126	27		2,247	46	4,340
Other commercial real estate:
Office	8		752	6		641	—	—
Rental apartment	2		190	—	(3)	44	—	—
Hotel	2	(2)	141	—	(3)	93	—	—
Other	—		—	—		—	1	105

Total	23		$2,209	33		$3,025	47	$4,445

(1)	These amounts are also included in the Commercial Real Estate Loans-Unfunded Commitments table of this report.

(2)	As of June 30, 2008, Corus has one pending loan where the underlying collateral includes both a condominium component and a hotel component. For presentation purposes, the commitment amount has been split between the appropriate categories however with respect to the “#” of loans, the loans have been included with condominium loans.

(3)	As of December 31, 2007, Corus had one pending loan where the underlying collateral included a condominium component and a hotel component, and one pending loan where the underlying collateral included a condominium component and a rental apartment component. For presentation purposes, the commitment amounts have been split between the appropriate categories however with respect to the “#” of loans, the loans have been included with condominium loans.

ALLOWANCE FOR CREDIT LOSSES
The Allowance for Credit Losses is comprised of the Allowance for Loan Losses and a separate Liability for Credit Commitment Losses. The Allowance for Loan Losses is a reserve against funded loan amounts, while the Liability for Credit Commitment Losses is a reserve against unfunded commitments.
Corus’ methodology for calculating the Allowance for Loan Losses is designed to first provide for specific reserves associated with “impaired” loans, as defined by Generally Accepted Accounting Principles. These loans are segregated from the remainder of the portfolio and are subjected to a specific review in an effort to determine whether or not a reserve is necessary and, if so, the appropriate amount of that reserve.
After determining the specific reserve necessary for impaired loans, the Company then estimates a general reserve to be held against the outstanding balances of its remaining (i.e., non-impaired) loan portfolio. For purposes of estimating the general reserve, Corus segregates its commercial real estate secured loans (excluding those which had been identified as impaired) by:
•	Collateral Type — condominium construction, condominium conversion, office, etc.,

•	Lien Seniority — 1st mortgage or a junior lien (“mezzanine” loan) on the project, and

•	Regulatory Loan Rating — Pass/Special Mention, Substandard, Doubtful, and Loss.
Corus segregates its small amount of remaining loans (i.e., commercial, residential, overdrafts, and other) by loan type only.
Loss factors, which are based on historical net charge-offs plus a management adjustment factor, are then applied against the balances associated with each of these loan portfolio segments, with the sum of these results representing the total general reserve. The management adjustment factor is intended to incorporate those qualitative or environmental factors that are likely to cause estimated credit losses associated with the Bank’s existing portfolio to differ from historical loss experience.

Allowance for Credit Losses Rollforward
As of June 30, 2008, the Allowance for Credit Losses totaled $153.3 million, an increase of $100 million compared to June 30, 2007. A reconciliation of the activity in the Allowance for Credit Losses is as follows:

	Three Months Ended		Six Months Ended
	June 30		June 30
(in thousands)	2008	2007	2008	2007
Balance at beginning of period	$94,827	$54,424	$76,992	$50,793
Provision for credit losses	58,500	12,000	95,300	17,500
Charge-offs:
Commercial real estate:
Condominium:
Construction	—	—	(3,435)	—
Conversion	—	(13,344)	(15,689)	(15,476)
Inventory	—	—	—	—

Total condominium	—	(13,344)	(19,124)	(15,476)
Other commercial real estate	—	—	—	—
Commercial	—	—	—	—
Residential real estate and other	(54)	(4)	(54)	(23)

Total Charge-Offs	(54)	(13,348)	(19,178)	(15,499)

Recoveries:
Commercial real estate	5	—	5	—
Commercial	—	—	—	2
Residential real estate and other	61	207	220	487

Total Recoveries	66	207	225	489

Balance at June 30	$153,339	$53,283	$153,339	$53,283

The Allowance for Credit Losses is presented on Corus’ balance sheet as follows:

	June 30	December 31	June 30
(in thousands)	2008	2007	2007
Allowance for Loan Losses:
Specific reserve	$58,509	$13,071	$248
General reserve	76,595	54,072	44,280
Unallocated	9,885	3,849	3,255

Total Allowance for Loan Losses	144,989	70,992	47,783
Liability for Credit Commitment Losses (1)	8,350	6,000	5,500

Total	$153,339	$76,992	$53,283

(1)	Included as a component of other liabilities.
(A)	Specific Reserves

As of June 30, 2008, Corus’ Allowance for Loan Losses included specific reserves of $58.5 million. The specific reserve amount is determined by comparing the sum of Corus’ total loan commitment for impaired loans plus an estimate of any additional funds needed to complete the projects (if applicable, and to the extent the additional funds are expected to be paid by Corus) to an estimate of the current fair value of the collateral (net of estimated cost to sell). To the extent a deficiency exists, Corus either specifically reserves for the amount or, in some cases, charges it off. Specific reserves are provided for when losses are probable, whereas charge-offs occur when the loss is subsequently confirmed.

Collateral values are initially based on an outside independent appraiser’s valuation determined at the inception of the loan. After inception, Corus generally arrives at an estimate of the fair value of the underlying collateral using the lower of appraised value or internally developed estimates.

(B)	General Reserves

The general reserve as of June 30, 2008 totaled $76.6 million, an increase from both the end of 2007 and from one year earlier. The increases are consistent with the negative trends in the residential for-sale housing and mortgage markets, as reflected in the increased level of charge-offs and the increase in nonaccrual loans. Nonaccrual loans increased dramatically during 2008 to $830 million at June 30, 2008, nearly triple the balance at December 2007.

Another factor considered in setting the general reserve is the recent changes in condominium values. In the current environment, it has become more to difficult to predict condominium absorption rates and pricing and thus aggregate values of condominium buildings. This increase in “valuation risk” is reflected in a higher management adjustment factor.

(C)	Unallocated Reserves

Finally, the Allowance for Loan Losses includes an “unallocated” portion. The unallocated portion represents a reserve against risks associated with environmental factors that may cause losses in the portfolio as a whole but are difficult to attribute to individual impaired loans or to specific groups of loans. As of June 30, 2008, the unallocated reserve reflected, among other things, uncertainty regarding the willingness and/or ability of condominium presale buyers to close on their purchase. Further increasing the uncertainty is the impact of falling home prices, residential lenders tightening credit standards and the potentially negative influence of speculative investors (in contrast to buyers purchasing a condominium as their primary residence).

Also, when considering the appropriateness of the unallocated portion of the reserve, the Bank gave consideration to the substantial concentrations in its loan portfolio. The Bank’s loan portfolio is:
1)	comprised almost entirely of commercial real estate loans;

2)	made up of very large and relatively few loans;

3)	primarily secured by condominium projects that tend to be geographically concentrated.
The process for estimating the Liability for Credit Commitment Losses closely follows the process outlined above for the Allowance for Loan Losses.
Allocation of the Allowance for Loan Losses was as follows:

	June 30	December 31	June 30
(in thousands)	2008	2007	2007
Commercial real estate:
Condominium:
Construction	$100,058	$40,892	$29,377
Conversion	10,067	20,332	10,768
Inventory	764	1,032	734
Other commercial real estate:
Office	3,631	1,033	1,164
Rental apartment and other	19,148	1,342	1,478
Commercial	1,284	2,337	799
Residential real estate and other	152	175	208
Unallocated	9,885	3,849	3,255

Total	$144,989	$70,992	$47,783

The increased allocation to rental apartment and other is consistent with the reclassification of several condominium construction and conversion loans to rental apartments reflecting the change in the underlying projects.
Commercial Real Estate Loan Charge-off History

	Charge-offs
	Condominium	Condominium	Other
Period	Construction	Conversion	CRE	Total
(in thousands)
2008 (YTD June 30, 2008)	$3,435	$15,689	$0	$19,124
2007	7,490	32,958	0	40,448
2006	0	0	1,512	1,512
2005	0	0	0	0
2004	0	0	0	0
2003	0	0	0	0
2002	0	0	0	0
2001	0	0	0	0
2000	0	0	0	0
1999	0	0	61	61

Total Charge-offs	$10,925	$48,647	$1,573	$61,145

While Corus’ long-term historical commercial real estate lending results continue to look impressive, economic conditions have deteriorated significantly over the past few years, especially in the U.S. residential real estate markets. The eight years from 1999 through 2006 corresponded to a very favorable period for the banking industry and, even more so, to a very strong U.S. housing market. The housing weaknesses that first began to show in 2006 have now decayed into an outright crisis. The problems in the housing and mortgage markets are clearly placing meaningful stress on Corus’ portfolio of loans secured by condominium projects.
As expressed in the past, Corus continues to believe that the measure of any company’s success must be made over an entire business cycle, and not by looking at just good or bad years in isolation from one another. While we are now experiencing problem loans and charge-offs, issues which may well get worse — if not materially worse — before they improve, we believe any measure of our overall success in the commercial real estate loan business must also take into account our results of the past decade.

ASSET QUALITY
Asset Quality Measures

	June 30	December 31	June 30
(dollars in thousands)	2008	2007	2007
Allowance for Loan Losses	$144,989	$70,992	$47,783
Allowance for Loan Losses / Total Loans	3.12%	1.61%	1.19%
Liability for Credit Commitment Losses	$8,350	$6,000	$5,500
Nonaccrual and Loans 90 days or more past due (NPLs) (1)	$833,447	$282,643	$201,613
Other Real Estate Owned (OREO) (1)	$24,824	$36,951	$40,387
Total Nonperforming Assets (NPLs + OREO) (1)	$858,271	$319,594	$242,000
NPLs / Total Loans	17.94%	6.41%	5.03%
Troubled Debt Restructurings (1) (2)	$50,960	$153,453	$30,213
Nonperforming Assets and Restructured Loans

	June 30	December 31	June 30
(in thousands)	2008	2007	2007
Nonaccrual
Condominium:
Construction	$650,423	$105,066	$—
Conversion	61,636	177,086	200,902
Inventory	—	—	—

Total condominium	712,059	282,152	200,902
Other commercial real estate:
Rental apartment	118,371	—	—

Total commercial real estate	830,430	282,152	200,902
Commercial	28	28	—
Residential real estate and other	—	—	70

Total nonaccrual	830,458	282,180	200,972
Loans 90 days or more past due	2,989	463	641

Total Nonperforming Loans	833,447	282,643	201,613
Other real estate owned (“OREO”)	24,824	36,951	40,387

Total Nonperforming Assets	$858,271	$319,594	$242,000

Troubled debt restructurings (1) (2)	$50,960	$153,453	$30,213

(1)	See the “Nonaccrual Loans” “OREO” and “Restructured Loans” sections for additional details.

(2)	To the extent not included in either nonaccrual or loans 90 days or more past due.

Asset Quality Overview
Problem loans are growing as a result of the nationwide downturn in the residential real estate market. The effects of this stress are reflected in Corus’ portfolio of condominium secured projects, with increases in nonperforming loans and “Potential Problem Loans” (see section later in this report), as well as elevated charge-offs and loan loss provisions. We expect that the residential real estate market will remain weak throughout 2008, if not substantially longer, and that nonperforming assets will remain elevated for the rest of this year and through 2009.
In many of our problem loan situations, either the borrower or a mezzanine lender subordinate to Corus has supported the project/loan with substantial amounts of additional cash. However, since most of our loans are nonrecourse upon project completion, past financial support is no guarantee of future support, particularly if the market weakens further or if the market stays at its currently depressed levels for an extended period of time.
For those problem loans where the borrower or mezzanine lender chooses not to take the necessary steps to resolve issues, we will not hesitate to foreclose. We currently own the real estate that secured two of our loans, and we have initiated foreclosure on several other loans (four condominium loans, with balances outstanding totaling $121 million). (See the “OREO” section for additional details).
(A)	Condominium Loans

Condominium loans, which are primarily construction loans, make up approximately 81% of our commercial real estate loan commitments. Problems which can arise in financing the construction of for-sale condominium housing can be broken down into three broad categories: (1) Completion Risk; (2) Cost Overrun Risk; and (3) Market Risk. These risks apply to construction loans for any sort of asset, not just condominiums, but we include the discussion here because condominiums constitute the bulk of our portfolio.
(1)	Completion Risk

Completion Risk is the risk that construction may not be completed in accordance with the plans and specifications approved at the inception of the loan. As of June 30, 2008, we had two projects where construction had halted. At this time, we are optimistic that one of those two loans, with a balance outstanding and a total commitment of $25.1 million, will be returned to performing status following an equity infusion from the borrower. We anticipate foreclosing on the other asset, which is on our books at $11.7 million, net of a specific reserve. While these situations are concerning, we expect this problem to remain an isolated one, and not a systemic risk to our portfolio. Completion risk can be mitigated by virtue of completion guarantees, as discussed in the section titled “Completion Guarantees.” Both of the above referenced loans are listed as nonaccrual as of June 30, 2008. (See the “Nonaccrual Loans” section for additional details.)

(2)	Cost Overrun Risk

Cost overrun risk is the risk to the Bank resulting from cost overruns that are not covered by borrowers, completion guarantors, or other sponsors. This is a problem that many projects have encountered. We routinely get completion guarantees from individuals and entities, and those guarantors have covered much of the overruns. When guarantors cannot do so, we have seen mezzanine lenders step up on many occasions. On some occasions, Corus has absorbed some of the cost overruns in the form of higher loan exposure. Corus’ position is that construction must be completed since it is generally better to have a larger loan on a completed building, than a smaller loan on a partially built structure. Marginally increased exposure from cost overruns has occurred on certain deals, and undoubtedly will occur again in the future, but it does not represent a systemic risk that would materially increase our loan dollars at risk over the entire portfolio.

(3)	Market Risk

The third source of risk, projects where weak sales or cancelled presale contracts put our loan in jeopardy, is the most critical for Corus. If a number of large condominium projects are completed but an inadequate number of unit closings occur, we could see many of these loans turn into problem loans. The slow sales would put pressure on the borrower or the mezzanine lender to decide whether or not to come out of pocket for substantial amounts of money to cover interest payments, real estate taxes and homeowners association dues on unsold units. Their willingness to do so would come after they make their analysis of projected sales prices, absorption rate and other factors. Sometimes all parties other than the Bank give up, and the Bank has no choice but to foreclose.
(i)	Florida Exposure

Florida remains our largest market, and experienced a lot of overbuilding. Our total commitment in Florida stands at $2.0 billion, down from $2.7 billion one year earlier, and down from $2.5 billion at the start of the year. We still have a number of loans secured by projects under construction, and the projects that will be completed last will likely be among our riskier Florida deals as well, so there is still material loss potential in quite a few of the loans.

We continue to receive paydowns on various loans in Florida despite the ongoing and even increasing difficulties in that market. For example, one loan of $135 million was paid in full from unit sales in March and April. The following three loans were paid down significantly in recent months to the point where management believes the likelihood of loss is remote, 1) a $154 million loan was paid down to $51 million from unit sales in March through June, 2) a $145 million loan was been paid down to approximately $18 million over the past six months, and 3) an $86 million loan was paid down to $35 million over the past four months. Not every loan has had the success of these four projects, but the point is that it would be a mistake to view every Florida loan as a problem.

Even the problem loans, with one exception, have had many units sell upon completion. We have one problem loan that now has a $12.9 million balance, down from $21.1 million as of December 31, 2007. Another has been paid down to $19.5 million at June 30, 2008, from $36.4 million at December 31, 2007. Those projects still have some risk of loss, but the risks have been greatly reduced.

Unfortunately, we must reiterate that the projects that are yet to deliver completed condominiums were generally underwritten at higher exposures per square foot (although not necessarily at higher percentages of the original project costs) than the ones that have already come to market, and it is getting harder for unit buyers to find mortgage lenders as the mortgage market continues to deteriorate. So, past success is no guarantee of future performance. Although, neither do we have conclusive evidence that these future deals will not be able to close on most of their pre-sold units.

(ii)	Apartment Exit Plan

Most of our apartment loans (funded balance $390 million, total commitment $524 million) consists of condominium loans that were reclassified when the borrower opted for an apartment exit, in lieu of condominium sales. If we do not believe our loan to be well-secured by the new apartment exit plan, we will either specifically reserve for any shortfall in our Allowance for Loan Losses or charge off the shortfall. In addition, there are four other projects, with a total commitment of $319 million, that have not yet been re-categorized as apartments, but which appear to be headed in that direction. There are several other loans that have already been paid in full via sales as apartment buildings. Not all condominium projects have viable apartment fallback options (in fact, only a minority do), but obviously when such a fallback exists it adds a helpful level of security to our loan.
(B)	Office, Hotel & Apartment Loans

The Bank also originates construction loans secured by office, hotel and apartment projects. The first two risks noted above, completion risk and cost overrun risk, are comparable in such projects. The third risk exists but in a different form — rather than sellout risk, we have the risks associated with the project being leased and operated as expected, and capitalization rates (“cap rates”). Leaseup and operating risk is self-explanatory. Cap Rate risk is a little more complicated. Put simply, the cap rate is the net operating income (“NOI”) of a project divided by the value of the property (e.g., a property with NOI of $6 million and a value of $100 million would be said to have a cap rate of 6%). The cap rate represents the return on investment an all-cash (i.e., unlevered) buyer would have from owning the asset. Changes in cap rates, which are affected by various factors, including changes in the overall interest rate environment, can cause significant changes in the value of a property. For example, if the NOI on the property were to be unchanged at $6 million, but the cap rate were to increase from 6% to 8%, the value of the property would — all else being equal — decline from $100 million to $75 million.

Nonaccrual Loans
As of June 30, 2008, nonaccrual loans totaled $830 million, which were almost exclusively commercial real estate loans. Balances of the nonaccrual commercial real estate loans at June 30, 2008, are listed below by major metropolitan area:

	Nonaccrual Commercial Real Estate Loans
	Outstanding Loan Balances as of June 30, 2008
	Condominium
	Construction		Conversion		Rental apartment		Total
(dollars in thousands)	#	Amount	#	Amount	#	Amount	#	Amount
Florida:
Miami	6	$314,062	—	$—	1	$30,664	7	$344,726
Tampa	—	—	1	44,738	—	—	1	44,738
Other	—	—	—	—	1	39,883	1	39,883

Florida Total	6	314,062	1	44,738	2	70,547	9	429,347

California:
Los Angeles	3	87,730	—	—	—	—	3	87,730
San Diego	—	—	—	—	1	47,823	1	47,823

California Total	3	87,730	—	—	1	47,823	4	135,553
Las Vegas	1	114,914	—	—	—	—	1	114,914
Reno	1	119,372	—	—	—	—	1	119,372
Phoenix/Scottsdale	—	—	1	16,899	—	—	1	16,899
New York City	1	14,345	—	—	—	—	1	14,345

Total	12	$650,423	2	$61,637	3	$118,370	17	$830,430

The table below illustrates the negative impact of nonaccrual loans on Corus’ interest income:

	Three Months Ended		Six Months Ended
	June 30		June 30
(in thousands)	2008	2007	2008	2007
Gross amount of interest that would have been recorded at the original rate	$15,111	$4,900	$23,916	$8,319
Interest that was recognized in income	88	1,430	502	2,570

Negative impact (aka foregone interest)	$15,023	$3,470	$23,414	$5,749

Payments received from borrowers on nonaccrual loans can, under certain conditions, be recognized as interest income. To the extent that either payments on nonaccrual loans are not received or payments received are applied solely to principal, no interest income is recorded. This is referred to as foregone interest. Importantly, management’s decision with respect to whether to recognize payments received on nonaccrual loans as income or as a reduction of principal may change as conditions dictate.
The principal factor causing all of the aforementioned loans to become nonaccrual is the continued significant weakness in the U.S. residential housing market. The projects collateralizing the nonaccrual condominium loans are experiencing far lower sales (also referred to as absorption rates) than originally expected. The collateral properties are generally located in areas where residential property values have declined.
Corus has continued to provide funding for many of the nonaccrual condominium construction loans. Many of these loans, even though on nonaccrual, still have an unfunded commitment under the loan agreement. While the loan agreements may allow Corus to discontinue funding, it may in fact be in Corus’ best interest to continue funding in order to keep the construction process moving forward. As mentioned earlier in this report, it is generally better to have a larger loan on a completed building, than a smaller loan on a partially built structure.
Foreclosure was initiated on the properties collateralizing the two nonaccrual condominium conversion loans. At this time, it is difficult to predict when the foreclosure process will be finalized, given the various legal hurdles. In fact, one borrower has declared bankruptcy, which has impeded our progress.
All of the nonaccrual rental apartment loans were previously classified as condominium conversion loans. While the Bank is currently negotiating the sale of one of the loans to the mezzanine lender of the project, should the negotiations fall through, Corus expects to foreclose on the property. The other borrowers appear to have had more success managing the properties as rental apartments.
As of June 30, 2008, Corus specifically reserved $57.5 million related to nonaccrual commercial real estate loans.

Other Real Estate Owned (“OREO”)
The remaining component of nonperforming assets is OREO, which consisted of two properties. The first is an office property located in the suburbs of Chicago, which Corus took possession of in December 2006 and had a balance of $5.0 million as of June 30, 2008. The property is vacant presently and there was no rental income in the second quarter of 2008. The Bank is marketing the property as a ‘for sale’ or ‘leasable’ building.
The other property, located in San Diego, California, secured a former condominium construction loan foreclosed in March 2008. The outstanding loan balance was transferred to OREO during the first quarter of 2008. Note that the construction is not complete, and additional funding of approximately $17 million will be necessary to finish the project, of which Corus funded $2.9 million since foreclosure. In the second quarter, the Company began to sell individual units on this property. As of June 30, 2008 the property was recorded on Corus’ books in the amount of $19.8 million. The Bank intends to complete the project and then anticipates selling the property, either as a project in its entirety or through the sale of the individual units.
An outside independent appraiser produced the valuation of the collateral at the time Corus took possession of each of the above properties. As of June 30, 2008, the internally-estimated fair values were in excess of the book values (net of estimated costs to sell).
Troubled Debt Restructuring
As of June 30, 2008, Corus had one Troubled Debt Restructuring not otherwise included above in either nonaccrual or 90 days past due. The loan relates to a construction project in Miami, Florida, which had an outstanding balance of $51.0 million at June 30, 2008 (down from $125.0 million at March 31, 2008) and was fully funded. The fair value of the collateral using the Bank’s internal estimate is well in excess of the outstanding balance and the Company believes the loan is adequately secured.
Mezzanine Loans and Relationship with Associated First Mortgage Loans
Corus typically provides only first mortgage financing. In prior years though, Corus sometimes also provided “mezzanine” loans (i.e., second mortgages) behind Corus’ own first mortgage loan. Interest rates charged for mezzanine loans are meaningfully higher than those charged for first mortgage loans (and tend to be fixed rate). Mezzanine loans are typically funded before the first mortgage is advanced, and paid off only after the first mortgage has been paid off. As a result, most of a mezzanine loan commitment tends to be represented by outstanding balances during the loan term. The high relative average balances coupled with high rates can make mezzanine loans very lucrative. With that said, due to what Corus perceived to be a deteriorating risk-reward relationship, Corus has not originated a mezzanine loan since late 2007 (with only three mezzanine loans with total commitments of $17 million originated during all of 2007).

Corus perceived there to be several advantages to limiting its originations of mezzanine loans to only those projects where Corus also provided the first mortgage, including credit/risk and profitability issues. Among those advantages, Corus could condition the availability of Corus’ mezzanine loan upon Corus also being selected to provide the first mortgage financing. This means that by originating mezzanine loans, Corus was able to capture significantly more first mortgage business than would otherwise have been the case. Over the last 10 years, Corus originated 69 mezzanine loans with total commitments of over $430 million. The associated first mortgages totaled nearly $2.5 billion.
Through June 30, 2008, 54 mezzanine loans with total commitments of $277 million have been paid off in full (all of the associated first mortgages of $1.4 billion were also paid off in full). The remaining 15 loans have a total commitment of $138 million, net of paydowns and charge-offs of $19 million on three of the loans (in addition, Corus has allocated specific reserves of $30 million against certain of these loans). The associated first mortgages had original commitments of over $1 billion, which have since been reduced to $816 million, and had balances of $605 million as of June 30, 2008.
In addition to greater potential rewards, mezzanine lending obviously also carries additional risks. As compared to Corus’ first mortgage loans, mezzanine loans have a greater risk of defaulting and a much greater loss potential should they default — as high as 100%. There is another important, although less obvious, risk relating to Corus originating the mezzanine loan on a project, and that risk is a direct fall-out of not having a third party mezzanine involved in the project. Corus has frequently seen the third party mezzanine lenders providing material support to projects and/or Corus’ first mortgage loan on the project (including covering operating shortfalls, cost overruns, making interest payments, etc.). The efforts of these mezzanine lenders to protect their investments benefits Corus in various ways, including mitigating the potential of Corus’ first mortgage experiencing a loss and reducing the odds of Corus’ first mortgage becoming nonperforming. The potential for an outside party to support Corus is obviously not available when Corus is both the first mortgage and mezzanine lender.

The below information as of June 30, 2008, highlights the increased risk dynamics when Corus is both the first mortgage and mezzanine lender:

	Funded Balance as of June 30, 2008
		First
(dollars in millions)	#	Mortgage	Mezzanine	Total
Loans where Corus has only the first mortgage:
Nonperforming	10	$460	n/a	$460	(1)
Total	121	3,864	n/a	3,864
% Nonperforming	n/a	12%	n/a	12%

Loans where Corus has both the first mortgage and the mezzanine loan:
Nonperforming	7	$303	$70	$373	(1)
Total	15	605	129	734
% Nonperforming	n/a	50%	54%	51%
n/a — Not applicable

(1)	Aggregates to total nonperforming loans as of June 30, 2008 of $833 million.
These figures clearly show that when Corus originates both the first mortgage and mezzanine loan there is a much greater risk that the first mortgage will become nonperforming. With that said, it is still far too early to assess the overall success of Corus’ mezzanine lending program. Any analysis will require inclusion of the profits and losses from all mezzanine loans made over the cycle, as well as consideration of the fact that the origination of a mezzanine loan on a project often facilitated Corus being able to generate the first mortgage (which also generated profits for the Company).
Guarantees
Most (but not all) of the Bank’s lending is done on a non-recourse basis, meaning the loan is secured by the real estate without further benefit of payment guarantees from borrowers. However, the Bank routinely receives guarantees of completion and guarantees that address “bad acts.” These various guarantees can be described as follows:
(A)	Payment Guarantees

Guarantor guarantees repayment of principal and interest. Often there might be limitations on the guaranteed amounts, and guarantors vary dramatically in their financial strength and liquidity. Overall, however, these guarantees would protect the Bank to a certain degree even if the sale proceeds from the asset were insufficient to repay the loan in full. The Bank does negotiate for and receive repayment guarantees in certain situations, but the vast majority of the Bank’s lending activity is done without repayment guarantees.

(B)	Completion Guarantees (For construction loans)

Guarantor guarantees to pay for costs necessary to complete the asset, to the extent such costs exceed the original budget. Upon completion of the asset, and provided there are no construction liens filed by contractors, such guarantees typically lapse. These guarantees do not protect the Bank from decreases in collateral value. They do help ensure that the Bank’s exposure in a bad deal (or any deal for that matter) is not higher than originally expected. Again, there are vast differences in the financial strength of completion guarantors, and in certain (relatively infrequent) circumstances, the Bank agrees to limits on, or even does without, completion guarantees. Overall, however, the Bank views completion guarantees from capable guarantors as a very important part of the underwriting process.

(C)	Bad Act Guarantees

Guarantor guarantees repayment of losses incurred by the Bank in the event borrower commits fraud, negligence, or a wide variety of other “bad acts.” The scope of bad acts is often heavily negotiated. Very often it is defined to include bankruptcy filings, in which case Bad Act guarantees can help ensure that the Bank takes control of assets securing bad loans in a timely manner.

POTENTIAL PROBLEM LOANS
In addition to requiring the disclosure of “nonperforming loans” (i.e., loans which are nonaccrual and/or 90 days or more past due, as well as restructured loans), Industry Guide 3 of the U.S. Securities and Exchange Commission also requires the disclosure of loans which are not now nonperforming, but, “where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms and which may result in disclosure of such loans as nonperforming.”
As of June 30, 2008, management has identified 13 Potential Problem Loans, as detailed below:

	As of June 30, 2008
	Condominium			Rental Apartment			Total
		Funded	Total		Funded	Total		Funded	Total
(dollars in millions)	#	Balance	Commitment	#	Balance	Commitment	#	Balance	Commitment
Florida:
Miami	2	$176	$281	—	$—	$—	2	$176	$281
Orlando	1	13	13	—	—	—	1	13	13
Other	2	144	148	—	—	—	2	144	148

Florida Total	5	333	442	—	—	—	5	333	442
Los Angeles	2	29	59	—	—	—	2	29	59
Sacramento	1	21	21	—	—	—	1	21	21
San Diego	1	14	14	—	—	—	1	14	14

California Total	4	64	94	—	—	—	4	64	94
Atlanta	1	22	23	1	30	36	2	52	59
Las Vegas	1	45	51	—	—	—	1	45	51
Other	1	60	61	—	—	—	1	60	61

Total	12	$524	$671	1	$30	$36	13	$554	$707

The table below presents a roll-forward of the balance of Potential Problem Loans for the three months ended June 30, 2008:

	Three Months Ended
	June 30, 2008
		Funded	Total
(dollars in millions)	#	Balance	Commitment
Balance at March 31, 2008	13	$589	$756
Additions	3	131	166
Subtractions:
Became a Nonperforming Loan	(3)	(183)	(204)
Balance changes	n/a	17	(11)

Balance at June 30, 2008	13	$554	$707

n/a — Not applicable
OTHER ASSETS
Other assets consists primarily of current and deferred taxes, the Bank’s required investment in Federal Reserve Bank stock and Corus’ investment in its unconsolidated subsidiary trusts that issued Trust Preferred Securities (see “Subordinated Debentures relating to Trust Preferred Securities” section below). As presented in the table below, the fluctuations in Other Assets are driven almost entirely by changes in the balance of current and deferred taxes receivable/payable. Importantly, the balance of current and deferred taxes is presented net on the balance sheet which can be either a net asset included in Other Assets (at June 30, 2008 and December 31, 2007) or a net liability included in Other Liabilities (at June 30, 2007, hence the zero balance in Other Assets).

	Other Assets
	June 30	December 31	June 30
(in millions)	2008	2007	2007
Current and Deferred taxes receivable, net	$57	$35	$—	(1)
Federal Reserve Bank Stock	15	15	15
Investment in Trusts	12	12	12
Other	5	6	6

Total Other Assets	$89	$68	$33

(1)	At June 30, 2007, the net balance of current and deferred taxes was a liability and was included in Other Liabilities.
Fluctuations in net current taxes receivable/payable are a function of the timing of estimated tax payments and the trend in taxable income. Since estimated tax payments are generally based on an annualization of current year taxable income, during periods of declining income, higher prepaid (or receivable) balances can result.

Deferred taxes receivable/payable result from differences between the timing of when expenses or income is recorded for book purposes compared to when the income or expense is taxable/deductible for tax return purposes. Two factors combined to drive the majority of the fluctuation in deferred taxes. First, the tax deduction related to the Provision for Credit Losses (which increases the Allowance for Loan Losses) is not allowed until the underlying loans are charged off. This results in an increase in deferred taxes receivable during periods of growth in the Allowance for Loan Losses. The second major factor impacting the balance of deferred taxes was the sale of Corus’ equity portfolio. Large deferred tax balances can arise during periods of increases or decreases in the value of investment portfolio values (in Corus’ case a large deferred tax liability due to the unrealized gains in the portfolio). The liquidation of the portfolio “unwound” the deferred liabilities. The combination of the increase in the Allowance for Loan Losses and the liquidation of the equity portfolio resulted in Corus switching from a net deferred liability to a net deferred asset.
DEPOSITS
The following table details the composition of Corus’ deposits by product type:

	June 30		December 31		June 30
(in millions)	2008		2007		2007
Retail certificates of deposit	$5,155	66%	$5,319	70%	$5,693	69%
Money market	1,879	24	1,465	19	1,614	20
NOW	251	3	254	3	258	3
Demand	239	3	254	3	282	3
Brokered certificates of deposit	149	2	205	3	234	3
Savings	122	2	123	2	125	2

Total	$7,795	100%	$7,620	100%	$8,206	100%

At June 30, 2008, approximately 53% of the Bank’s $7.6 billion in retail deposits (excluding brokered deposits) were sourced from outside of Illinois. By marketing its deposit products nationally, the Bank is able to attract deposits without being limited to competing solely in the very competitive Chicago market. Total retail deposits consisted of approximately 175,000 accounts.
As of June 30, 2008 excluding deposits at the bank belonging to the Bank’s parent company, management estimates that approximately 80% of all deposits at the Bank are fully insured by the Federal Deposit Insurance Corporation.

SUBORDINATED DEBENTURES RELATING TO TRUST PREFERRED SECURITIES
As of June 30, 2008, Corus had $404.6 million in Subordinated Debentures relating to Trust Preferred Securities (the “Debentures”). The Debentures were issued to unconsolidated subsidiary trusts of the Company (the “Trusts”). Each trust’s sole purpose is to issue Trust Preferred Securities, and then use the proceeds of the issuance to purchase debentures with terms essentially identical to the Trust Preferred Securities, from the Company. Approximately half of the proceeds from the debentures, net of the Company’s investment in the Trusts, were then infused into the Bank as additional equity.
In addition, while the Trusts are not consolidated with the Company for financial statement purposes, banking regulations allow for bank holding companies to include (up to certain limits) the amount of Trust Preferred Securities, issued by subsidiary trusts, in their regulatory capital calculations. As of June 30, 2008, Corus included $243 million of Trust Preferred Securities in its “Tier 1 Capital”, and $149 million of Trust Preferred Securities in “Tier 2 Capital”. (See the “Liquidity and Capital Resources” below for further information.)
The Debentures each mature 30 years from their respective issuance date, but are redeemable (at par) at Corus’ option at any time commencing on the fifth anniversary of their issuance (or upon the occurrence of certain other prescribed events). Interest payments on the Debentures are payable quarterly. So long as an event of default has not occurred (described further below), Corus may defer interest payments for up to 20 consecutive quarters. Events of default under the terms of the debenture agreements include failure to pay interest after 20 consecutive quarters of deferral (if such election is ever made), failure to pay all principal and interest at maturity, or filing bankruptcy.
If Corus were to elect to defer interest on any of the Debentures, Corus would generally be restricted from declaring or paying any dividends to common shareholders or repurchasing its common stock. Additionally, if Corus were to elect to defer interest payments on any one of the Debentures, Corus would be required to defer all payments with respect to all of its Debentures.
All of the outstanding Debentures are variable-rate, with interest rates ranging from three-month LIBOR plus 1.33% to three-month LIBOR plus 3.10% (resetting quarterly). As such, management cannot say with certainty what the interest payments on the Debentures will be in the future. However, based on June 30, 2008, market interest rates, the interest payments would be approximately $21 million per annum.
As a result of Corus’ decreased earnings and the increase in nonperforming assets, together with the turmoil in the credit markets, management does not believe Corus could issue additional Trust Preferred Securities at this time. Further, there is no assurance that this historical source will be available to Corus again in the future.

OTHER BORROWINGS
Corus, through its bank holding company, has a $50 million revolving line of credit. The line of credit matures on February 28, 2010, and is collateralized by 100% of the common stock of the Bank. While the holding company can use the line of credit for any general corporate purpose, it has historically used the line of credit to fund loan participations that it had entered into with the Bank. As of June 30, 2008, the line of credit had an outstanding balance of $32.5 million.
The Company voluntarily chose to decrease the line of credit from $150 million down to $50 million during the first quarter of 2008. This action saved Corus from having to pay an unfunded fee estimated at $375,000 per annum (3/8% on the then unfunded amount), and is consistent with management’s expectation that the holding company will no longer participate in any new loans with the Bank.

LIQUIDITY AND CAPITAL RESOURCES
Bank Holding Company
Sources At June 30, 2008, the holding company had unencumbered cash of $205 million. By comparison, the holding company had unencumbered cash and marketable equity securities totaling $337 million one year earlier. During the first half of 2008, Corus sold its entire equity security portfolio of common stocks in financial industry companies, depositing the proceeds in the Bank.
While the holding company has relied on a combination of earnings at the Bank and the issuance of Trust Preferred Securities as sources of liquidity in the past, it’s unlikely that either source will be available over the near term horizon. Ongoing troubles in the credit market continue to negatively impact the Bank’s loan portfolio and earnings power. As a result, Bank dividends may be a limited source of liquidity for the holding company. With respect to Trust Preferred Securities, management believes that given the decreased earnings at the Company, and an increase in nonperforming assets, together with the turmoil in the credit markets, it is unlikely that Corus could issue Trust Preferred Securities at this time.
Uses While the holding company has not made any capital contributions to the Bank since 2005, the Board passed a resolution in April 2008 stating that the holding company would infuse capital into the Bank in amounts equal to any net after-tax loss incurred by the Bank. In accordance with this resolution, the holding company anticipates it will infuse $16.5 million, the Bank’s second quarter 2008 after-tax loss, into the Bank sometime early in the third quarter of this year.
Excluding Bank capital contributions, the holding company’s primary use of cash is the payment of interest relating to the Trust Preferred Securities. As mentioned above, based on June 30, 2008 market interest rates, the interest payments would be approximately $21 million per annum. Additional uses include interest and principal payments on other borrowings, share repurchases, and the payment of operating expenses. (See the “Regulatory Capital and Dividend Restrictions” section for additional information.)

Corus Bank, N.A.
Sources At June 30, 2008, the Bank’s liquid assets totaled $4.3 billion, or 48% of its total assets versus $5.3 billion, or 57% of total assets at June 30, 2007. The Bank’s primary sources of cash include: loan paydowns/payoffs, investment securities that mature or are sold, Bank earnings retained (i.e., not paid to the holding company as a dividend), and capital infusions from the holding company.
Uses The Bank’s historic principal uses of cash include funding loans (both new loans as well as drawdowns of unfunded loan commitments), depositor withdrawals and, to the extent applicable, dividends to the holding company (see section below entitled “Regulatory Capital and Dividend Restrictions” for a further discussion). At June 30, 2008, the Bank had unfunded commercial real estate loan commitments of $2.9 billion. While there is no certainty as to the timing of drawdowns of these commitments, management anticipates the majority of the loan commitments will fund over the next 24 to 30 months, although such fundings could occur more rapidly.
The Bank must also retain sufficient funds to satisfy depositors’ withdrawal needs and cover operating expenses. Corus deposits are primarily from short-term certificates of deposit (“CDs”), virtually all with original maturities of 1 year or less, and money market accounts. These deposits present a potentially greater liquidity risk than would longer-term funding alternatives. The Bank must therefore be prepared to fund those withdrawals and, as such, internally allocates a substantial pool of its investment securities “against” deposits.
CAPITAL
Maintaining a solid capital base has been one of Corus’ guiding principles for many years. Corus has established an internal capital goal for our subsidiary bank, Corus Bank, N.A. “(Bank”), that we believe is sound and takes into account our overall risk position and significantly exceeds regulatory requirements (as well as significantly exceeding the capital levels maintained by our peer banks). Our internal goal is the sum of: (1) the amount required to meet the regulatory definition of “well capitalized” — the highest rating possible, plus (2) a cushion equal to approximately 35% of that regulatory threshold. The amount required for Corus Bank to meet the regulatory definition of well capitalized is approximately $700 million. The Bank’s capital (essentially bank equity plus loan loss reserves) at June 30, 2008, totaled over $1.0 billion, well above the regulatory thresholds (see below for more detailed information).
In addition to the cushion maintained at the Bank, our holding company had unencumbered cash at June 30, 2008, of $205 million. This figure reflects Corus having sold its remaining common stocks during the second quarter; the proceeds of which re held in cash.

So, we have two levels of cushion to protect ourselves from unforeseen losses. Our Bank has a strong capital cushion and the holding company has built up a strong and meaningful cash position, which could be used to bolster the Bank if the need arose. In fact, the holding company anticipates it will infuse $16.5 million, the Bank’s second quarter 2008 after-tax loss, into the Bank sometime early in the third quarter of this year.
Regulatory Capital and Dividend Restrictions
Banking regulations require that Corus and the Bank maintain appropriate levels of capital relative to their operations, including maintaining certain capital ratios. The highest rating available under those regulations is referred to as “well-capitalized.” As of June 30, 2008, Corus and the Bank had capital levels that gave rise to capital ratios well in excess of the numerical thresholds to be considered “well-capitalized”.
To be “well-capitalized” under the Prompt Corrective Action (“PCA”) provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution must meet three separate capital adequacy requirements to be considered “well-capitalized”: Total risk-based capital ratio of 10% or more, Tier 1 risk-based capital ratio of 6% or more, and Tier 1 leverage ratio of 5% or more (with the last measure not applicable under bank holding company regulations). Further, to be considered well-capitalized, a depository institution cannot be subject to an order, a written agreement, a capital directive or a PCA directive.
Failure to maintain appropriate levels of capital could severely limit Corus’ and/or the Bank’s ability to pay dividends, Corus’ ability to repurchase shares, or could increase the Bank’s Federal Deposit Insurance Corporation (“FDIC”) insurance premiums, among other potential consequences.

Regulatory Capital Ratios
Below is a table of the minimum ratios required under each of the measures to be classified “well capitalized” for regulatory purposes, Corus’ and the Bank’s actual regulatory capital and ratios and, importantly, the amount by which Corus and the Bank were in excess of those numerical thresholds as of June 30, 2008.

	Regulatory Requirement				Capital
	to be classified as				in Excess of
	“Well-Capitalized”		Actual Period-End Capital		Regulatory
	(Requirement is % based)		Ratios & Amounts		Requirement
(in thousands)	As a %	Amount	As a %	Amount	Amount
Corus Bankshares, Inc.
Tier 1 Leverage (1)	n/a	n/a	n/a	n/a	n/a
Tier 1 Risk-Based (2)	6.0%	$424,374	13.8%	$973,887	$549,513
Total Risk-Based (3)	10.0%	$707,290	17.1%	$1,212,408	$505,118

Corus Bank, N.A.
Tier 1 Leverage (1)	5.0%	$450,537	10.3%	$924,060	$473,523
Tier 1 Risk-Based (2)	6.0%	$422,907	13.1%	$924,060	$501,153
Total Risk-Based (3)	10.0%	$704,846	14.4%	$1,012,810	$307,964
n/a — Not applicable

(1)	Tier 1 capital, which is shareholders’ equity plus qualifying trust preferred securities and unrealized losses from defined benefit pension plan less goodwill, disallowed portion of deferred income taxes and unrealized gains on available-for-sale securities; computed as a ratio to quarterly average assets less goodwill, disallowed portion of deferred income taxes and unrealized gains on available-for-sale securities. Note that Tier 1 Leverage is not applicable under bank holding company regulations.

(2)	Tier 1 capital; computed as a ratio to risk-adjusted assets.

(3)	Total risk-based capital (equal to Tier 1 capital plus trust preferred securities that do not qualify for Tier 1 capital treatment, qualifying loan loss allowance and SFAS 115 gain); computed as a ratio to risk-adjusted assets.
Banking regulations limit the amount of loan loss reserves that may be included in Tier 2 capital to 1.25% of risk-weighted assets. Based on these limitations, $51.5 million and $64.1 million of loan loss reserves (the Allowance for Loan Losses and the Liability for Credit Commitments) were “disallowed” from the regulatory calculations of Tier 2 capital for Corus Bank, N.A. and Corus Bankshares, Inc., respectively.

The payment of dividends by the Bank to the holding company is subject to various federal regulatory limitations. Among those restrictions, a national bank may not declare a dividend if the total amount of all dividends declared (including any proposed dividend) by the national bank in any calendar year exceeds the total of the national bank’s retained net income of that year to date, combined with its retained net income of the preceding two years (unless the dividend is approved by the OCC). In this context, retained net income means the net income of the bank less any dividends paid (including both paid in the applicable prior periods and proposed). As of June 30, 2008, the aggregate amount legally available to be distributed from the Bank to the holding company, based on the Bank being “well capitalized” as of June 30, 2008, was approximately $45 million. In addition, bank regulatory agencies have the authority to prohibit a bank subsidiary from paying dividends to a bank holding company if the supervising agency determines that such payment would constitute an unsafe or unsound banking practice. As of June 30, 2008, management does not believe any conditions or events had changed the Bank’s capital category since its last capital category notification.
SHARE REPURCHASE PROGRAM
The Company has in place a Share Repurchase Program (the “Program”) that was approved by Corus’ Board of Directors (the “Board”) in October 2007. As of June 30, 2008, the remaining shares authorized for repurchase under the Program were 3,400,700. There were 1,307,400 share repurchases during the second quarter of 2008 at an average price of $5.49 per share. The Board and management continue to be quite interested in additional share repurchases. While the Board and management are mindful of the difficult current market conditions and monitor Corus’ capital levels very closely, with Corus’ stock trading at such low levels relative to book value, share repurchases could nonetheless be an excellent use of the Company’s capital.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “potential,” “hopeful,” or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the following:
• The risk that the current crisis in the U.S. residential housing and mortgage market does not improve, or (worse yet) deepens further and/or extends into 2009 or beyond before there is a meaningful recovery. The severe distress in the housing market is having numerous adverse effects on Corus, including decreased loan originations, decreased earnings, and deteriorating credit quality trends (as reflected in nonaccrual loans, charge-offs and loan loss provisions), among other issues. Additional risks associated with the housing crisis relate to potentially weak sales of condominium units and/or cancellations of condominium “pre-sale” contracts, and the adverse impact these events could have on loan paydowns and collateral valuations;
• The risk that borrowers will not be able to complete the construction of projects in a timely fashion and/or within budget and, along interrelated lines, the risk that guarantors will not be able to honor their guarantees in a material fashion, including their completion guarantees (related to halted projects, cost overruns on project, etc.);
• The risk that Corus is not able to successfully originate a meaningful amount of new loans in the office, hotel or apartment sectors and the related risk that Corus is not able to “convert” a significant number of the pending loans, particularly those in the Application and Commitment Letter stage, into loan originations;
• The risk that interest rates could increase, perhaps materially (a more acute risk with interest rates at such historically low levels), and the negative impact such a shift could have on: housing demand and/or values, our borrowers’ ability to support the higher interest rate “carry costs” on loans (the vast majority of our loans are floating rate). In addition, such a shift could also diminish developers’ interest in undertaking new construction projects;
• The ability and willingness of borrowers or third-party mezzanine lenders to support underperforming projects and/or Corus’ loans secured by those projects;
• The risk that management’s estimate of the adequacy of the allowance for credit losses could be incorrect;
• Risks resulting from Corus’ numerous areas of concentration, including relative to its loan and deposit businesses. Corus’ loan portfolio is concentrated in numerous respects, among them by: commercial real estate loans which tend to be very large and with a primary focus on financing residential condominium construction projects (with the projects themselves being relatively geographically concentrated).
• The risk that Corus is unable to attract and retain deposits at pricing that is cost-effective.
• The risk that the currently unusually wide market spreads on Corus’ deposits decline less than and/or later than the market spreads on Corus’ loans and investments;
• The difficulty of projecting future loan commitments and balances as a result of the complex interplay of originations, construction loan funding, and loan payoffs/paydowns;
• The occurrence of one or more catastrophic events that may directly or indirectly, affect properties securing Corus’ loans, including, but not limited to, earthquakes, hurricanes, and acts of terrorism;

• The risk that the resolution passed by the holding company’s Board of Directors to infuse capital into the Bank could pose a strain on the holding company’s cash flow, liquidity and/or capital positions in the future;
• The risk that the issuers of some of the Bank’s investments, including its holdings of the short-term debt issued by several Government Sponsored Enterprises and certificates of deposits issued by various U.S. banks, could experience credit problems, and the negative financial implications this could have on Corus’ results;
• The risk that regulatory agencies that have authority over the Company or its subsidiaries may impose restrictions on the Company or its subsidiaries, including with regard to its loan and deposit efforts, dividend payments, among various other possible actions;
• Corus’ ability to attract and retain experienced and qualified personnel; and
• Changes in the accounting policies, laws, regulations, and policies governing financial services companies.
Do not unduly rely on forward-looking statements. They give Corus’ expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and, except as required by law, Corus does not intend to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to the Item 1A, Risk Factors in the Quarterly Report on Form 10-Q for the period ended March 31, 2008 and in Corus’ Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission. Any factor described in this press release or in any document referred to in this press release could, by itself or together with one or more other factors, adversely affect the Company’s business, earnings and/or financial condition.
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